Exhibit (a)(1)(A)

MAXLINEAR, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS FOR

RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended. The prospectus relates to the MaxLinear, Inc. 2004 Stock Plan and the MaxLinear, Inc. 2010 Equity Incentive Plan.

April 20, 2012

MAXLINEAR, INC.

Offer to Exchange Certain Outstanding Options

for Restricted Stock Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on, May 18, 2012, unless we extend the expiration date.

By this offer, MaxLinear, Inc. (referred to as “MaxLinear,” the “Company,” “we,” “our” or “us”) is giving eligible employees providing services to the Company and its subsidiaries in the United States, China, Hong Kong, Japan, the Republic of Korea and Taiwan the opportunity to exchange some or all of their outstanding options granted under our Plans, with an exercise price greater than $5.00, or if the closing sales price of our Class A common stock is greater than $5.00 on the expiration date of this offer, such higher price (“Eligible Options”), whether vested or unvested, for restricted stock units (“RSUs”). RSUs are a promise by MaxLinear to issue shares of our Class A common stock in the future provided that certain vesting criteria is satisfied. Completion of this offer is subject to stockholder approval of certain amendments to our 2004 Plan and our 2010 Plan at our 2012 annual meeting of stockholders to be held on May 10, 2012.

You are an eligible employee if you are providing services as an employee or consultant to MaxLinear or any of its subsidiaries in the United States, China, Hong Kong, Japan, the Republic of Korea and Taiwan on the start date of the offer and remain in our service through the expiration of the offer and the RSU grant date.

If you participate in the offer, the number of RSUs you receive will depend on the number of eligible options that you elect to exchange. The exchange program provides that, if an eligible employee participates and surrenders his or her Eligible Option(s), he or she will receive a new unvested RSU award for a number of shares that is equal to fifty percent (50%) of the aggregate number of shares underlying the eligible options that were surrendered by the eligible employee.

We will grant RSUs on the U.S. calendar day on which the offer expires, which is the same U.S. calendar day on which we will cancel the exchanged options. This date is referred to as the “RSU grant date.” We expect the RSU grant date to be May 18, 2012. If the expiration date of the offer is extended, the RSU grant date similarly will be delayed. The RSUs will be granted pursuant to the 2010 Plan.

The vesting schedule of the RSUs will be based on your continued service with us or our subsidiaries through each applicable vesting date generally over a period of approximately 3 years following the grant date of the RSUs exchanged as detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”).

Our Class A common stock is traded on the New York Stock Exchange under the symbol “MXL.” On April 18, 2012, the closing price of our Class A common stock was $5.00 per share. You should evaluate the risks related to our business, our Class A common stock and this offer, and review current market quotes for our Class A common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer to Exchange” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.

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IMPORTANT

If you want to participate in the offer, you must submit your election via the MaxLinear offer website at https://maxlinear.equitybenefits.com or by facsimile to the Company at (760) 444-8598 by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 18, 2012. Your delivery of all documents, including elections, is at your own risk. Only responses that are properly completed and actually received by MaxLinear by the deadline via the offer website at https://maxlinear.equitybenefits.com or by facsimile at (760) 444-8598 will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation that you will see on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent MaxLinear from providing a confirmation by email prior to the expiration of the offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to Stock Administrator at stockadmin@maxlinear.com.

Offer to Exchange dated April 20, 2012

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to exchange certain outstanding options for restricted stock units in any jurisdiction in which the offer is not permitted. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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LIST OF SCHEDULES

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer to Exchange. You should read carefully this entire Offer to Exchange, the accompanying launch email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, and the election form, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?	1
Q2.	How do I participate in this offer?	2
Q3.	What will I receive for the eligible options that I exchange?	3
Q4.	How many RSUs will I receive for the options that I exchange?	4
Q5.	Who may participate in this offer?	4
Q6.	Why is MaxLinear making this offer?	4
Q7.	Which of my options are eligible?	5
Q8.	Are there circumstances under which I would not be granted RSUs?	5
Q9.	Am I required to participate in this offer?	6
Q10.	Are you making any recommendation as to whether I should exchange my eligible options?	6
Q11.	Do I have to pay for my RSUs?	6
Q12.	When will my RSUs vest?	6
Q13.	If I participate in this offer, do I have to exchange all of my eligible option grants?	7
Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	8
Q15.	When will my exchanged options be cancelled?	8
Q16.	When will I receive RSUs?	8
Q17.	Once I surrender my exchanged options, is there anything I must do to receive the RSUs?	9
Q18.	Do I need to exercise my RSUs in order to receive shares?	9
Q19.	May I exchange MaxLinear Class A common stock or Class B common stock that I acquired upon a prior exercise of MaxLinear options?	9
Q20.	Will I be required to give up all of my rights under the cancelled options?	9
Q21.	Will the terms and conditions of my RSUs be the same as my exchanged options?	9
Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	10
Q23.	How does MaxLinear determine whether an option has been properly tendered?	10
Q24.	Will I have to pay taxes if I participate in the offer?	10
Q25.	What if MaxLinear is acquired by another company?	11
Q26.	Will I receive an RSU agreement?	11
Q27.	Are there any conditions to this offer?	12
Q28.	If you extend or change the offer, how will you notify me?	12
Q29.	Can I change my mind and withdraw from this offer?	12
Q30.	May I change my mind about which options I want to exchange?	13
Q31.	How do I change my election and add or withdraw some or all of my eligible option grants?	13
Q32.	What if I withdraw my election and then decide that I do want to participate in this offer?	14
Q33.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?	14
Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	14

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Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange eligible options for RSUs.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•	“2004 Plan” refers to the MaxLinear, Inc. 2004 Stock Plan, as amended.

•	“2010 Plan” refers to the MaxLinear, Inc. 2010 Equity Incentive Plan, as amended.

•

“cancellation date” refers to the same U.S. calendar day as the expiration date, which is also the date when exchanged options will be cancelled. This cancellation will occur after the offer expires. We expect that the cancellation date will be May 18, 2012. If the expiration date of the offer is extended, then the cancellation date similarly will be delayed.

•	“Class A common stock” refers to MaxLinear, Inc. Class A common stock.

•

“eligible employee” refers to an employee or consultant providing services to MaxLinear or any of its subsidiaries in the United States, China, Hong Kong, Japan, the Republic of Korea and Taiwan as of the start of the offer who continue to provide services as an employee or consultant through the expiration of the offer and the RSU grant date. Our executive officers (other than Kishore Seendripu, Ph.D., our Chairman and Chief Executive Officer, and Curtis Ling, Ph.D., our Chief Technical Officer) are eligible employees and therefore may participate in the offer. However, members of our board of directors, including members of our board who are also employees of MaxLinear, are not eligible employees and therefore may not participate in the offer.

•	“eligible option grant” refers to all of the eligible options issued by MaxLinear to an individual that is part of the same grant and subject to the same award agreement.

•

“eligible options” refers to options to purchase shares of MaxLinear’s Class A and Class B common stock, whether vested or unvested, that have an exercise price greater than $5.00 per share, that remain outstanding and unexercised as of the expiration date of this offer, and that were granted under the 2010 Plan or the 2004 Plan. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of MaxLinear’s Class A common stock on the expiration date.

•	“exchanged options” refers to all options to purchase shares of MaxLinear’s Class A and Class B common stock that you exchange pursuant to this offer.

•

“expiration date” refers to the date that this offer expires. We expect that the expiration date will be May 18, 2012, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“executive officers” refers to those officers of MaxLinear listed on Schedule A to this Offer to Exchange, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our executive officers are eligible to participate in the offer, unless they are members of our board of directors. Kishore Seendripu, Ph.D., our Chief Executive Officer, and Curtis Ling, Ph.D., our Chief Technical Officer, are members of our Board of Directors and will be excluded from the Offer to Exchange.

•

“offer period” or “offering period” refers to the period from the start of this offer to the expiration date. This period will commence on April 20, 2012, and we expect it to end at 9:00 p.m., Pacific Time, on May 18, 2012.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

•	“options” refers to stock options to purchase shares of MaxLinear’s Class A and Class B common stock.

•

“restricted stock units” or “RSUs” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options pursuant to a 50% exchange ratio. RSUs are promises by MaxLinear to issue shares of our Class A common stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the RSU grant date pursuant to the 2010 Plan and subject to the terms and conditions of an RSU agreement between you and the Company.

•

“RSU grant date” refers to the date when restricted stock units will be granted. The RSU grant date will be the same U.S. calendar date as the expiration date and the cancellation date (but the RSUs will be granted following the expiration of the offer). We expect that the RSU grant date will be May 18, 2012. If the expiration date of the offer is extended, then the RSU grant date similarly will be delayed.

•	“Plans” refers to the 2010 Plan and 2004 Plan.

Q2.	How do I participate in this offer?

A2.	Participation in this offer is voluntary. If you are an eligible employee, at the start of the offer you will receive a launch email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing this offer. If you want to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 18, 2012:

Elections via the Offer Website

1.	Access MaxLinear’s offer website by going to https://maxlinear.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from stockadmin@maxlinear.com, dated April 20, 2012.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), and the number of RSUs that would be issued in exchange for each eligible option grant.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Elections via Fax

Alternatively, you may submit your election form via facsimile by doing the following:

1.	Properly complete, sign and date the election form attached to the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing the offer; and

2.	Fax the properly completed election form to:

Attn: Stock Administrator

MaxLinear, Inc. Fax: (760) 444-8598

We must receive your properly completed and submitted election by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 18, 2012.

If you elect to exchange any eligible option grant in this offer, you must elect to exchange all shares subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible option grants and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012, and the number of RSUs that would be issued in exchange for each eligible option grant. If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact Stock Administrator at stockadmin@maxlinear.com.

We have requested stockholder approval of amendments to the Plans to permit this one-time offer to exchange eligible options for RSUs, and we will strictly enforce the offering period. We also reserve the right to reject any option tendered for exchange if either our stockholders do not approve the amendments to the Plans, or if we determine that the tendered option is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4, “Procedures for electing to exchange options,” below)

We may extend this offer. If so, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Your delivery of all documents, including elections, is at your risk. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, it is possible that MaxLinear may not be able to confirm receipt prior to the expiration of the offer. Only responses that are properly completed and actually received by MaxLinear by the deadline by the offer website at https://maxlinear.equitybenefits.com or by facsimile at (760) 444-8598 will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

(See Section 4, “Procedures for electing to exchange eligible options,” below)

Q3.	What will I receive for the eligible options that I exchange?

A3.	Except as specified in Question and Answer 8 below, all eligible employees who properly tender eligible options pursuant to this offer will receive RSUs. RSUs are promises by MaxLinear to issue shares of MaxLinear’s Class A common stock in the future provided that certain vesting criteria are satisfied. You do not have to make any cash payment to MaxLinear to receive your RSUs or the Class A common stock upon the vesting of your RSUs. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q4.	How many RSUs will I receive for the options that I exchange?

A4.	This offer is not a one-for-one exchange of your eligible options for RSUs. Eligible options cancelled pursuant to the offer will be exchanged for a number of RSUs (rounded up to the nearest whole share) equal to 50% of the aggregate number of shares underlying the exchanged options.

Example

Assume that you hold an eligible option grant to purchase 1,000 shares with an exercise price of $5.98 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive an award for 500 RSUs that will vest pursuant to the terms and conditions described in Q&A 12. This is equal to the 1,000 shares multiplied by 50%, rounded to the nearest whole RSU.

Please note that if you choose to participate in this offer, but some of your options are not “underwater” on the expiration date (i.e. the exercise price of your option is equal to or less than the closing price of MaxLinear’s Class A common stock on the expiration date), then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and those options will remain outstanding in accordance with their original terms. For example, in the example above, if the closing price of MaxLinear’s Class A common stock is $6.00, then the option is not underwater and will not be an eligible option. You will not receive any RSUs or other benefit for those options under this offer.

For purposes of this offer, the term “option” generally refers to an option to purchase one share of our Class A common stock or Class B common stock, as applicable. (See Section 2, “Number of RSUs; expiration date,” below)

Q5.	Who may participate in this offer?

A5.	You may participate in this offer if you have eligible options, you are an eligible employee at the time of this offer and you remain an eligible employee of MaxLinear or its subsidiaries in the United States, China, Hong Kong, Japan, the Republic of Korea and Taiwan through the RSU grant date. Our executive officers (other than Kishore Seendripu, Ph.D., our Chairman and Chief Executive Officer, and Curtis Ling, Ph.D., our Chief Technical Officer) are eligible employees and therefore may participate in the offer. However, the members of our board of directors, including members of our board who are also employees of MaxLinear, are not eligible employees and therefore may not participate in the offer. (See Section 1, “Eligibility,” below)

Q6.	Why is MaxLinear making this offer?

A6.	We believe that this program is in the best interests of MaxLinear, our stockholders, and our eligible employees. We believe the exchange program will permit MaxLinear to create retention value and reduce overhang. Equity awards are an important component of MaxLinear’s approach to retaining and motivating our workforce. Many of the stock options granted under the Plans are underwater. If we do not address this issue in the near to medium term, we believe it will be more difficult for MaxLinear to retain our valuable employees. If MaxLinear cannot retain individuals, MaxLinear’s ability to compete with other companies in our industry could be jeopardized, which would adversely affect our business, operating results, and future stock price.

MaxLinear believes that granting RSUs in exchange for eligible options will aid in motivating and retaining the eligible employees who participate in the program because the RSUs will have immediate intrinsic value, the potential for appreciation in line with appreciation in our stock price, and new vesting periods that generally will exceed the remaining vesting periods of the surrendered stock options.

Further, underwater stock options cannot be removed from MaxLinear’s equity award overhang until they are exercised or are cancelled due to their expiration or due to the individual’s termination of service. This exchange program will reduce MaxLinear’s overhang and eliminate underwater stock options that are currently outstanding and that provide only limited employee retention incentives.

Eligible employees will receive RSUs covering 50% fewer shares than the number of shares covered by the eligible options that are surrendered. By granting half the number of RSUs in exchange for stock options, MaxLinear reduces its equity overhang and potentially reduces stockholder dilution. Depending on the participation rate, this could result in a significant net reduction in the number of shares associated with outstanding awards.

Q7.	Which of my options are eligible?

A7.	Your eligible options are those options to purchase shares of MaxLinear’s Class A common stock or Class B common stock granted under the 2004 Plan or the 2010 Plan that have an exercise price greater than $5.00 per share, whether vested or unvested, and remain outstanding and unexercised as of the expiration date and the RSU grant date, currently expected to be May 18, 2012. However, an option will not be an eligible option (and any election with regard to such option will be disregarded) if, on the expiration date, the exercise price of the option is equal to or less than the closing price of MaxLinear’s Class A common stock on the expiration date.

To help you recall your outstanding eligible option grants and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012, and the number of RSUs that would be issued in exchange for each eligible option grant. If you are unable to access your grant information via the offer website, you may contact Stock Administrator at stockadmin@maxlinear.com.

(See Section 2, “Number of RSUs; expiration date,” below)

Q8.	Are there circumstances under which I would not be granted RSUs?

A8.	Yes. If, for any reason, you are no longer an eligible employee of MaxLinear or its subsidiaries in the United States, China, Hong Kong, Japan, the Republic of Korea and/or Taiwan on the RSU grant date, you will not be eligible to exchange your eligible option grant and receive any RSUs. Instead, you will keep your current eligible options, and those eligible options will vest and expire in accordance with their original terms. Except as provided by applicable employment law and/or any employment agreement between you and MaxLinear or its subsidiaries, your employment with MaxLinear or its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1, “Eligibility,” below)

Moreover, even if we accept your eligible options, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time.

We will also not grant RSUs to you if our stockholders do not approve the amendments to the Plans.

Further, if you choose to participate in this offer, but some of your options are not “underwater” on the expiration date, (i.e., the exercise price of your option is equal to or less than the closing price of MaxLinear’s Class A common stock on the expiration date) then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and those options will remain outstanding in accordance with their original terms.

In addition, if you hold an option that expires after the start of, but before the cancellation of options under this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15, “Extension of offer; termination; amendment,” below)

Q9.	Am I required to participate in this offer?

A9.	No. Participation in this offer is completely voluntary. (See Section 2, “Number of RSUs; expiration date,” below)

Q10.	Are you making any recommendation as to whether I should exchange my eligible options?

A10.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees and consultants. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 15 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your eligible options or from the RSUs you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3, “Purposes of the offer,” below)

Q11.	Do I have to pay for my RSUs?

A11.	No. You do not have to make any cash payment to MaxLinear to receive your RSUs or the Class A common stock upon the vesting of your RSUs, but there may be tax consequences to you. (See Section 9, “Source and amount of consideration; terms of RSUs” and Schedules C to G below)

Q12.	When will my RSUs vest?

A12.	Each RSU will represent a right to receive one share of our Class A common stock on a specified future date if the RSU vests according to the following vesting schedule, but only if you remain a service provider of MaxLinear or its subsidiaries through each relevant vesting date:

•	None of the RSUs will be vested on the RSU grant date.

•

With respect to eligible employees who are not MaxLinear executive officers, 1/12th of the RSUs granted in exchange will be scheduled to vest on each May 20, August 20, November 20, and February 20, beginning with the first such date falling more than 90 days after the RSU grant date.

•

With respect to executive officers of MaxLinear, 33% of the RSUs granted in exchange will vest on the first February 20, May 20, August 20, or November 20 following the first anniversary of the RSU grant date. Assuming the offer period is not extended, we would expect the first such vesting date to occur on May 20, 2013. The balance of the RSU award will vest in two installments on each anniversary of such initial vesting date.

•

If you cease to provide services to us or our subsidiaries for any reason before part or all of your RSU grant vests, the unvested part of your RSU grant will expire, and you will not be entitled to any shares of Class A common stock from the unvested portion of your RSU grant. (See Section 1, “Eligibility,” below)

We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with MaxLinear or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each RSU vesting date will be rounded down to the nearest whole number of shares that will vest on each vesting date, and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

Example 1—Non-Officer Employee

Assume that an eligible employee who is not an executive officer of MaxLinear elects to exchange an Eligible Option covering 1,000 shares with an exercise price of $5.98 per share. Assume that on May 18, 2012 (the expected expiration date of the offer and expected cancellation date of the Eligible Option), the eligible employee surrenders the eligible option grant. In accordance with the 50% exchange ratio described above, the employee receives 500 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

41 shares will vest on August 20, 2012,

42 shares will vest on November 20, 2012,

42 shares will vest on February 20, 2013,

41 shares will vest on May 20, 2013,

42 shares will vest on August 20, 2013,

42 shares will vest on November 20, 2013,

41 shares will vest on February 20, 2014,

42 shares will vest on May 20, 2014,

42 shares will vest on August 20, 2014,

41 shares will vest on November 20, 2014,

42 shares will vest on February 20, 2015, and

42 shares will vest on May 20, 2015.

None of the RSUs will be vested on the date of grant. Approximately one-twelfth of the RSUs granted will be scheduled to vest every 3 months following the RSU grant date but only if the eligible employee continues to provide services to MaxLinear or its subsidiaries through each respective vesting date.

Example 2—Officer Employee

Assume that an eligible employee who is an executive officer of MaxLinear elects to exchange an Eligible Option covering 1,000 shares with an exercise price of $5.98 per share. Assume that on May 18, 2012 (the expected expiration date of the offer and expected cancellation date of the Eligible Option), the eligible employee surrenders the eligible option grant. In accordance with the 50% exchange ratio described above, the employee receives 500 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

167 shares shall vest on May 20, 2013,

167 shares shall vest on May 20, 2014, and

166 shares shall vest on May 20, 2015.

None of the RSUs will be vested on the date of grant. Approximately 33% of the RSUs granted will vest on May 20, 2013 and the balance of the award will vest in two annual installments on each anniversary of May 20, 2013, but only if the eligible employee continues to provide services to MaxLinear or its subsidiaries through each respective vesting date.

RSUs that do not vest will be forfeited to MaxLinear at no cost to us.

Q13.	If I participate in this offer, do I have to exchange all of my eligible option grants?

A13.

No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares subject to that eligible option grant. You should note that we are not accepting partial tender of an option grant, except that you may elect to exchange the entire remaining portion of an eligible option grant that you previously exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option grant.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or any two of the three eligible option grants, or any one of the three eligible option grants, or none at all. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant). (See Section 2, “Number of RSUs; expiration date,” below)

Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A14.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of MaxLinear or its subsidiaries beneficially owns a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described in Question and Answer 13, we are not accepting partial tenders of eligible option grants. Therefore, you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else, or vice versa. You are the legal owner of the eligible option grant, and as a result, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us. However, MaxLinear will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 2,400 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2, “Number of RSUs; expiration date,” below)

Q15.	When will my exchanged options be cancelled?

A15.	Your exchanged options will be cancelled following the expiration of the offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 18, 2012, unless the offer period is extended. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q16.	When will I receive RSUs?

A16.	We will grant the RSUs on the RSU grant date. The RSU grant date will be the same U.S. calendar day as the expiration date. We expect the RSU grant date will be May 18, 2012. If the expiration date of the offer is extended, the RSU grant date similarly will be delayed. You will receive your RSU agreement as soon as practicable after the expiration of the offer. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

You will receive the shares subject to the RSU award if and when your RSU award vests. RSUs will be subject to the terms and conditions set forth in the 2010 Plan and award agreement under which the RSU award is granted.

Q17.	Once I surrender my exchanged options, is there anything I must do to receive the RSUs?

A17.	Generally, no. Once your exchanged options have been cancelled, there is nothing that you must do to receive a grant of RSUs. However, you must login to your E*Trade account to accept the RSU Agreement that sets forth the terms and conditions of your RSUs. In order to receive the shares covered by the RSU grant, you will need to remain a service provider to MaxLinear or its subsidiaries through each relevant vesting date, as described in Question and Answer 12. (See Section 1, “Eligibility,” below)

Q18.	Do I need to exercise my RSUs in order to receive shares?

A18.	No. Unlike stock options, RSUs do not need to be exercised in order to receive shares. If your RSUs vest in accordance with the vesting schedule set forth in your RSU agreement, you will automatically receive the shares subject to the RSUs promptly thereafter. RSUs that do not vest will be forfeited to MaxLinear, and you will have no right to the RSUs or the shares underlying the RSUs.

Q19.	May I exchange MaxLinear Class A common stock or Class B common stock that I acquired upon a prior exercise of MaxLinear options?

A19.	No. This offer relates only to certain outstanding options to purchase shares of MaxLinear common stock. You may not exchange in this offer any shares of MaxLinear Class A common stock or Class B common stock you acquired upon a prior exercise of options. (See Section 2, “Number of RSUs; expiration date,” below)

Q20.	Will I be required to give up all of my rights under the cancelled options?

A20.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 18, 2012. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q21.	Will the terms and conditions of my RSUs be the same as my exchanged options?

A21.	No. RSUs are a different type of equity award from options, and so the terms and conditions of your RSUs necessarily will be different from your options; provided, however, that if your exchanged options contained change of control provisions, your RSUs granted in exchange for such options will contain identical change of control provisions. Your RSUs will be granted under the 2010 Plan and will be subject to an RSU agreement (including any country-specific appendix thereto). The forms of RSU agreement are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. See Section 9 of the Offer to Exchange, below for more details on the terms and conditions of RSUs. These agreements also are available on the offer website at https://maxlinear.equitybenefits.com. You must accept the RSU agreement online by logging into your E*Trade account prior to vest date.

Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of MaxLinear as to the shares associated with such RSUs. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

However, eligible employees who are Chinese nationals residing in China at the time the RSUs vest must immediately sell shares for tax purposes and must repatriate the proceeds of the sale of all shares to China to comply with Chinese exchange control rules (See Schedule C)

The tax treatment of the RSUs will differ significantly from the tax treatment of your options. Please see Question and Answer 24, the remainder of this Offer to Exchange and Schedules C through G for further details. Also, the vesting schedule of your RSUs will be different from the vesting schedule of your exchanged options. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q23.	How does MaxLinear determine whether an option has been properly tendered?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under the governing law of the Plans. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4, “Procedures for electing to exchange eligible options,” below)

If you choose to participate in the offer, but some of your options are not “underwater” on the expiration date (i.e., the exercise price of your option is equal to or less than the closing price of MaxLinear’s Class A common stock on the expiration date), then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and those options will remain outstanding in accordance with their original terms. You will not receive any RSUs or other benefit for those options under this offer.

Q24.	Will I have to pay taxes if I participate in the offer?

A24.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the RSU grant date. However, you normally will have taxable income when the shares underlying your RSUs vest and are issued to you. MaxLinear also will typically have a tax withholding obligation at the time of issuance. You also may have a taxable capital gain when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. We will satisfy tax withholding obligations, if applicable, in the manner specified in your RSU agreement. Please see Section 14 below for a reminder of the general U.S. tax consequences associated with your eligible options as well as the “Risks of Participating in the Offer” below.

If you participate in the offer and are an eligible employee residing in China, Hong Kong, Japan, the Republic of Korea, or Taiwan, please refer to Schedules C through G of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of another country for local law purposes, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q25.	What if MaxLinear is acquired by another company?

A25.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange, and your options will be treated in accordance with the Plan under which they were granted and the relevant award agreements. Further, if MaxLinear is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award, agreement and you will receive no RSUs in exchange for them. If MaxLinear is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our Class A common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Class A common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer may receive less of a benefit from the appreciation in the price of our Class A common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Further, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of MaxLinear or its subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement and the terms of the 2010 Plan and your RSU agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q26.	Will I receive an RSU agreement?

A26.	Yes. All RSUs will be subject to an RSU agreement (including any country-specific appendix thereto) between you and MaxLinear, as well as to the terms and conditions of the 2010 Plan. The forms of RSU agreement under the 2010 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2010 Plan and the forms of the RSU agreement under the 2010 Plan are available on the SEC website at www.sec.gov or on the offer website at https://maxlinear.equitybenefits.com. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q27.	Are there any conditions to this offer?

A27.	Yes. The completion of this offer is subject to approval by our stockholders of the amendments to the Plans to permit this one-time Exchange Offer. We currently expect our stockholders to have their annual meeting on May 10, 2012, and we anticipate knowing whether or not our stockholders have approved this Exchange Offer and the amendments to the Plans by the offer expiration date. If MaxLinear’s stockholders do not approve the Exchange Offer and the amendment to the Plans, we will terminate this Exchange Offer and promptly return all tendered eligible options to eligible employees. (See Section 7 “Conditions of the offer” below)

In addition, if we are prohibited by applicable laws or regulations from implementing the Exchange Offer, we will not grant any RSUs. For example, we could become prohibited from granting restricted stock units as a result of changes in SEC or New York Stock Exchange rules. We are unaware of any such prohibition at this time, but if the grant is prohibited, we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange. (See Section 7 of the Offer to Exchange).

In addition, if, for any reason, you are no longer an eligible employee on either the expiration date or the RSU grant date, we will not grant you any RSUs. Instead, you will keep your current eligible options, which will vest and expire in accordance with their terms. Finally, if you hold an option that expires after the commencement of, but before the expiration date of, the offer, that particular option will not be an Eligible Option. As a result, if you hold options that expire before the currently scheduled expiration date or if we extend the exchange offer such that the expiration date is a later date and you hold options that expire before the rescheduled expiration date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Sections 2 and 3 of the Offer to Exchange).

We reserve the right to reject any or all tenders of eligible options that MaxLinear determines are not in appropriate form or are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered eligible options that are not validly withdrawn. (See Section 4 of the Offer to Exchange).

If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2, “Number of RSUs; expiration date,” and Section 7, “Conditions of the offer,” below)

Q28.	If you extend or change the offer, how will you notify me?

A28.	If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Section 2, “Number of RSUs; expiration date,” and Section 15, “Extension of offer; termination; amendment,” below)

Q29.	Can I change my mind and withdraw from this offer?

A29.	Yes. You may change your mind after you have submitted an election and withdraw some or all of your elected options from the offer at any time before the offer expires (the expiration date currently is expected to be May 18, 2012, at 9:00 p.m., Pacific Time). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on June 15, 2012 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance. (See Section 5, “Withdrawal rights and change of election,” below)

Q30.	May I change my mind about which options I want to exchange?

A30.	Yes, but only before the offer expires. You may change your mind after you have submitted an election and modify your election at any time before the offer expires by completing and submitting a new election via the offer website or by facsimile. If we extend the expiration date, you may modify your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive by the expiration date. Please be sure that any completed and new election you submit includes all the eligible options with respect to which you want to accept this offer and is clearly dated after your last-submitted election. (See Section 4, “Procedures for electing to exchange eligible options,” and Section 5, “Withdrawal rights and change of election,” below)

Q31.	How do I change my election and add or withdraw some or all of my eligible option grants?

A31.	To change an election you previously made with respect to some or all of your eligible option grants, you must do the following before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 18, 2012:

Election Changes and Withdrawals via Offer Website

1.	Access MaxLinear’s offer website by going to https://maxlinear.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from stockadmin@maxlinear.com dated April 20, 2012.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible option grants you want to exchange pursuant to the offer.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate whether or not you want to exchange those eligible option grants pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Election Changes and Withdrawals via Fax

Alternatively, you may submit your change of election or withdrawal of your election via facsimile by doing the following:

1.	Properly complete, date and sign the election form attached to the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing the offer; and

2.	Fax the properly completed election form to:

ATTN: Stock Administrator

MaxLinear, Inc.

Fax: (760) 444-8598

We must receive your properly completed and submitted election by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 18, 2012.

Your delivery of all documents, including elections, is at your own risk. Only responses that are complete and actually received by MaxLinear by the deadline via the offer website at https://maxlinear.equitybenefits.com or via facsimile at (760) 444-8598 will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent MaxLinear from providing confirmation by email prior to the expiration of the offer. (See Section 5, “Withdrawal rights and change of election,” below)

Q32.	What if I withdraw my election and then decide that I do want to participate in this offer?

A32.	If you have withdrawn your election to participate and then again decide to participate in this offer, you may reelect to participate by submitting a new, properly completed election via the offer website at https://maxlinear.equitybenefits.com or via facsimile at (760) 444-8598 before the expiration date, that is signed (electronically or otherwise) and dated after the date of your previously submitted election. (See Question and Answer 31 and Section 5, “Withdrawal rights and change of election,” below)

Q33.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?

A33.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below). However, note that all decisions with respect to future grants of options or other equity awards are in the sole discretion of the Company and you have no contractual or other right to receive future grants of options or other equity awards even if equity awards have been granted to you in the past.

Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A34.	You should direct questions about this offer and requests for printed copies of this Offer to Exchange and the other offer documents to Stock Administrator at stockadmin@maxlinear.com. (See Section 10, “Information concerning MaxLinear,” below)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, highlight some of the material risks of participating in this offer. You should consider these risks carefully and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. Generally, the words “will,” “should,” “expect,” “plan,” “intend,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” the plural of such terms, the negatives of such terms, or other comparable terminology and similar expressions identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and our SEC reports referred to above. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

Economic Risks

If the price of our Class A common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the RSUs that you receive in exchange for them.

The exchange ratio of this offer is not one-for-one with respect to all options. Therefore, it is possible that, at some point in the future, your eligible options would have been economically more valuable than the RSUs granted pursuant to this offer. For example, this could occur if the appreciation in our stock price results in a gain over the exercise price of the eligible options that exceeds the value of the RSUs granted in exchange for the eligible options. For illustrative purposes only, the following provides an example.

Example

Assume that you exchange a nonstatutory stock option for 1,000 shares with an exercise price of $7.00 for 500 RSUs. Assume, for illustrative purposes only, that the price of our Class A common stock increases to $20.00 per share. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $20.00 per share, you would have realized ordinary income of $13,000, but if you exchanged your options for RSUs and sold the shares subject to the RSU grant at $20.00 per share, you would realize ordinary income of only $10,000.

If we are acquired by or merge with another company, your cancelled options might be worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Class A common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our Class A common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us or our subsidiaries terminates before part or all of your RSUs vest and if any vesting acceleration provisions set forth in your RSU agreement do not apply to such termination, you will not receive any value from the unvested part of your RSUs.

Your RSUs will be completely unvested on the RSU grant date.

The RSUs will be subject to a vesting schedule and therefore, none of the RSUs will be vested on the RSU grant date even if your exchanged options are 100% vested. If you do not remain a service provider to MaxLinear or its subsidiaries through the date your RSUs vest, you will not receive the shares subject to those RSUs. Instead, your RSUs will expire immediately upon your termination. As a result, you may not receive any value from your RSUs.

Tax-Related Risks for U.S. Taxpayers

The U.S. tax effects of RSUs differ significantly from the U.S. tax treatment of your options.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the RSU grant date. However, you generally will have taxable ordinary income when the shares underlying your RSUs are issued to you. MaxLinear also will typically have a tax withholding obligation at the time of issuance of the shares. MaxLinear will satisfy all tax withholding obligations in the manner specified in your RSU agreement, including, in the Company’s discretion, through a cash payment rather than through the sale of shares. More information regarding share withholding will be described in the RSU agreement. The forms of RSU agreement are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of stock options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options. For illustrative purpose only, the following provides an example.

Example

Assume that you exchange an eligible option for 1,000 shares with an exercise price of $5.98 for 500 RSUs. The eligible option is a nonstatutory stock option. If the eligible option was held instead and exercised for $5.98 per share while the fair market value of our Class A common stock was $10.00 per share, you would recognize ordinary income on $4,020.00 at exercise. If you later sold the shares at $15.00 per share, you would have a capital gain of $5.00 per share, which is the difference between the sale price of $15.00 and the $10.00 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your eligible options for RSUs, you would be subject to ordinary income tax (currently taxed at a maximum rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in the 500 RSUs when the fair market value of our stock is $10.00 per share, you will recognize ordinary income on $5,000. You then would be subject to additional long- or short-term capital gains tax, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For example, if you sold the shares at $15.00 per share, you would have a capital gain of

$5.00 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a purchase price for the RSUs or the shares thereunder, while, in the example above, you would have paid $5.98 per share of post-tax dollars for the shares subject to your eligible options.

Please note that, depending on where you live, state and other local income and employment taxes also may apply to you and MaxLinear may have tax withholding obligations with respect to such taxes. You should be certain to consult your own tax advisor to discuss these consequences.

The offer currently is expected to remain open for 29 calendar days. However, if we extend the offer so that it remains open for 30 or more days, a modification to incentive stock options will result, which generally means that U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange their eligible options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than 2 years after the grant date and for more than 1 year after the date of exercise. We do not currently expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for 30 days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than 2 years from the date this offer commenced on April 20, 2012, and more than 1 year after the date you exercise such options.

If you are subject to tax outside the U.S., different tax consequences may apply to you. You should review the discussion of the non-U.S. tax consequence in Schedules C through G of this Offer to Exchange and speak to your tax advisor concerning such consequences.

Additionally, if you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Related to Our Business

We face intense competition and expect competition to increase in the future, which could have an adverse effect on our revenue, revenue growth rate, if any, and market share.

The global semiconductor market in general, and the RF receiver market in particular, are highly competitive. We compete in different target markets to various degrees on the basis of a number of principal competitive factors, including our products’ performance, features and functionality, energy efficiency, size, ease of system design, customer support, product roadmap, reputation, reliability and price, as well as on the basis of our customer support, the quality of our product roadmap and our reputation. We expect competition to increase and intensify as more and larger semiconductor companies as well as the internal resources of large, integrated original equipment manufacturers, or OEMs, enter our markets. Increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue, revenue growth rates and operating results.

As our products are integrated into a variety of stationary and mobile electronic devices, we compete with suppliers of both can tuners and traditional silicon RF receivers. Our competitors range from large, international companies offering a wide range of semiconductor products to smaller companies specializing in narrow markets and internal engineering groups within mobile device, television and STB manufacturers, some of which may be our customers. Our primary competitors include Silicon Laboratories Inc., NXP B.V., Maxim Integrated Products, Inc., RDA Microelectronics, Newport Media Inc., Broadcom Corporation, Entropic Communications, Inc. and Rafael Microelectronics, Inc. It is quite likely that competition in the markets in which we participate will increase in the future as existing competitors improve or expand their product offerings. In addition, it is quite likely that a number of other public and private companies are in the process of developing competing products for digital television and other broadband communication applications. Because our products often are building block semiconductors which provide functions that in some cases can be integrated into more complex integrated circuits, we also face competition from manufacturers of integrated circuits, some of which may be existing customers that develop their own integrated circuit products. If we cannot offer an attractive solution for applications where our competitors offer more fully integrated tuner/demodulator/video processing products, we may lose significant market share to our competitors. Certain of our competitors have fully integrated tuner/demodulator/video processing solutions targeting high performance cable or DTV applications, and thereby potentially provide customers with smaller and cheaper solutions.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends. During past periods of downturns in our industry, competition in the markets in which we operate intensified as manufacturers of semiconductors reduced prices in order to combat production overcapacity and high inventory levels. Many of our competitors have substantially greater financial and other resources with which to withstand similar adverse economic or market conditions in the future. Moreover, the competitive landscape is changing as a result of consolidation within our industry as some of our competitors have merged with or been acquired by other competitors, and other competitors have begun to collaborate with each other. These developments may materially and adversely affect our current and future target markets and our ability to compete successfully in those markets.

We depend on a limited number of customers for a substantial portion of our revenue, and the loss of, or a significant reduction in orders from, one or more of our major customers could have a material adverse effect on our revenue and operating results.

During the year ended December 31, 2011, Panasonic and Arris accounted for 14% and 11%, respectively, of our net revenue, and our ten largest customers collectively accounted for 59% of our net revenue. Our operating results for the foreseeable future will continue to depend on sales to a relatively small number of customers and on the ability of these customers to sell products that incorporate our RF receivers or RF receiver SoCs. In the future, these customers may decide not to purchase our products at all, may purchase fewer products than they did in the past, or may defer or cancel purchases or otherwise alter their purchasing patterns. Factors that could affect our revenue from these large customers include the following:

•

substantially all of our sales to date have been made on a purchase order basis, which permits our customers to cancel, change or delay product purchase commitments with little or no notice to us and without penalty; and

•	some of our customers have sought or are seeking relationships with current or potential competitors which may affect their purchasing decisions.

In addition, delays in development could impair our relationships with our strategic customers and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own product or adopt a competitor’s solution for products that they currently buy from us. If that happens, our sales would decline and our business, financial condition and results of operations could be materially and adversely affected.

Our relationships with some customers may deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer these customers favorable prices on our products. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.

A significant portion of our revenue is attributable to demand for our products in markets for cable and terrestrial set-top box applications.

Prior to fiscal 2010, sales of our products to customers in the mobile electronic device market accounted for a significant portion of our revenue in prior periods; however, revenue derived from mobile electronic devices has declined since fiscal 2010 and is no longer an area of focus for the Company. For fiscal 2010, revenue directly attributable to cable and terrestrial set-top box applications accounted for approximately 39% of our net revenue. For fiscal 2011, revenue directly attributable to cable and terrestrial set-top box applications accounted for approximately 56% of our net revenue. We currently expect this trend to continue in fiscal 2012. Delays in the development of, or unexpected developments in, the cable and terrestrial set-top box application markets could have an adverse effect on order activity by manufacturers in these markets and, as a result, on our business, revenue, operating results and financial condition.

We may be unable to make the substantial and productive research and development investments which are required to remain competitive in our business.

The semiconductor industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. Many of our products originated with our research and development efforts and have provided us with a significant competitive advantage. Our research and development expense was $40.2 million in 2011, $27.7 million in 2010 and $19.8 million in 2009. In 2011, we continued to increase our research and development expenditures as compared to prior periods as part of our strategy of devoting focused research and development efforts on the development of innovative and sustainable product platforms. We are committed to investing in new product development internally in order to stay competitive in our markets and plan to maintain research and development and design capabilities for new solutions in advanced semiconductor process nodes such as 40nm and beyond. We do not know whether we will have sufficient resources to maintain the level of investment in research and development required to remain competitive as semiconductor process nodes continue to shrink and become increasingly complex. In addition, we cannot assure you that the technologies which are the focus of our research and development expenditures will become commercially successful.

Average selling prices of our products could decrease rapidly, which could have a material adverse effect on our revenue and gross margins.

We may experience substantial period-to-period fluctuations in future operating results due to the erosion of our average selling prices. From time to time, we have reduced the average unit price of our products due to competitive pricing pressures, new product introductions by us or our competitors, and for other reasons, and we expect that we will have to do so again in the future. If we are unable to offset any reductions in our average selling prices by increasing our sales volumes or introducing new products with higher margins, our revenue and gross margins will suffer. To support our gross margins, we must develop and introduce new products and product enhancements on a timely basis and continually reduce our and our customers’ costs. Failure to do so would cause our revenue and gross margins to decline.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue and our competitors winning more competitive bid processes, known as “design wins.” In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of new or enhanced products. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

If we fail to penetrate new markets, our revenue, revenue growth rate, if any, and financial condition could be materially and adversely affected.

Currently, we sell most of our products to manufacturers of applications for digital television, cable modems and gateways and cable set-top boxes, automotive TV display, and to Chinese manufacturers of set top boxes for sale in various markets worldwide. Our future revenue growth, if any, will depend in part on our ability to expand beyond these markets with our RF receivers and RF receiver SoCs. Each of these markets presents distinct and substantial risks. If any of these markets does not develop as we currently anticipate, or if we are unable to penetrate them successfully, it could materially and adversely affect our revenue and revenue growth rate, if any.

We expect cable modems and set top boxes to represent our largest North American target market. The North American cable set top box market is dominated by only a few OEMs, including Motorola Inc., Cisco Systems, Inc., Arris Group, Inc. and Technicolor S.A. These OEMs are large, multinational corporations with substantial negotiating power relative to us. Securing design wins with any of these companies requires a substantial investment of our time and resources. Even if we succeed, additional testing and operational certifications will be required by the OEMs’ customers, which include large cable television companies such as Comcast Corporation and Time Warner Cable Inc. In addition, our products will need to be compatible with other components in our customers’ designs, including components produced by our competitors or potential competitors. There can be no assurance that these other companies will support or continue to support our products.

Finally, the markets for IPTV and PCTV are nascent and relatively small. We have sold limited quantities of our products into these markets and cannot predict how, or to what extent, demand for our products in these markets will develop. If we fail to penetrate these or other new markets upon which we target our resources, our revenue and revenue growth rate, if any, likely will decrease over time and our financial condition could suffer.

Our business, revenue and revenue growth, if any, will depend in part on the timing and development of the global transition from analog to digital television, which is subject to numerous regulatory and business risks outside our control.

For the year ended December 31, 2011, sales of our RF receiver products used in digital terrestrial television applications, or DTT, including digital televisions, automotive navigation displays, PCTV, IPTV, and terrestrial set top boxes, and modems and gateways for cable represented a significant portion of our revenues. We expect a significant portion of our revenue in future periods to continue to depend on the demand for DTT applications. In contrast to the United States, where the transition from analog to digital television occurred on a national basis in June 2009, in Europe and other parts of the world, the digital transition is being phased in on a local and regional basis and is expected to occur over many years. Most countries in Western Europe are expected to convert completely to digital television by the end of 2012, with the transition in Eastern Europe expected to continue through 2015. As a result, our future revenue will depend in part on government mandates requiring conversion from analog to digital television and on the timing and implementation of those mandates. If the transition to digital TV standards does not take place or is substantially delayed in Europe or other international markets, our business, revenue, operating results and financial condition would be materially and adversely affected. If during the transition to digital TV standards, consumers disproportionately purchase TV’s with digital or hybrid tuning capabilities, this could diminish the size of the market for our digital-to-analog converter set-top box solutions, and as result our business, revenue, operating results and financial condition would be materially and adversely affected.

We are subject to U.S. export control and economic sanctions laws relating to the sale of our products. Although we did not intend to do so, we may have violated certain of these laws in the past, and we cannot currently assess with certainty the nature and extent of fines or other penalties, if any, that U.S. governmental agencies may impose against us, our management, or other employees for these potential violations. Any fines, if materially different from our current estimates, and any other penalties that regulatory authorities may seek to impose could have a material adverse effect on our business, operating results, and financial condition.

As noted in our Current Report on Form 8-K filed on February 7, 2012, in the first quarter of 2012, we determined that we may have taken actions that could constitute facilitation (within the meaning of applicable sanctions and export control laws) of shipments of foreign produced products to Iran or taken other actions that may be in violation of U.S. export control and economic sanctions laws. Specifically, certain of our tuner products, which are foreign produced and not subject to U.S. export controls, were included in set-top converter boxes produced by set-top box manufacturers in Asia to permit conversion of digital television signals to analog signals in international markets, including Iran, using the DVB-T, or Digital Video Broadcasting – Terrestrial, broadcast standard. The DVB-T standard is used in most of Europe, Asia (excluding China), Australia, and Africa as well as in parts of the Middle East, including Iran. While the underlying shipment of our tuners into Iran by foreign manufacturers of these set-top boxes may have been lawful, we may have violated applicable sanctions and export control laws without the proper U.S. Government authorization.

We initially identified these potential violations internally, rather than as a result of a third-party audit or government investigation, and upon learning of these potential violations, our audit committee promptly retained outside counsel to conduct a review of our sanctions and export control compliance. On February 7, 2012, we made voluntary initial filings with the Office of Foreign Assets Control of the United States Department of the Treasury, or OFAC, and with the Bureau of Industry and Security of the United States Department of Commerce, or BIS, notifying these regulatory agencies that we were conducting a review of export control matters and that we would submit any supplemental voluntary self disclosures once our internal review was complete. The initial stage of the review was concluded in March 2012. Among other matters, our audit committee determined that our management team lacked sufficient familiarity with and understanding of export control and sanctions laws and their applicability to our products and services. Our audit committee concluded that our management team did not intentionally or knowingly violate applicable sanctions and export control laws.

Outside counsel is now preparing the final voluntary disclosures to be submitted to OFAC and BIS. OFAC and BIS may conclude that our actions resulted in violations that warrant the imposition of penalties that could include fines, termination of our ability to export our products, and/or referral for criminal prosecution. Penalties and potential criminal enforcement actions could be imposed against us and/or our management and certain of our employees. We cannot predict when OFAC or BIS will complete their reviews of our submissions, and resolution of these matters with the government could take substantial time and require substantial expenditure and management resources, either of which could be harmful to our business and operating results.

Any fines that OFAC or BIS may impose on us could be material to our operating results in the period in which they are imposed and could have a material adverse effect on our financial condition. The maximum civil monetary penalty for each violation is up to $250,000 or twice the value of the transaction, whichever is greater. Based upon facts known to us to date, we recorded an expense of $0.8 million, reflected in selling, general, and administrative expense, in the fourth quarter of 2011 for this export compliance matter, representing management’s estimated exposure for fines in accordance with applicable accounting literature. Should additional facts be discovered in the future and/or should actual fines or other penalties differ from our estimates, our business, operating results, and financial condition could be materially and negatively affected. In that regard, we cannot guarantee that either OFAC or BIS will agree with our assessments of the quantity and nature of the potential violations. As a result, OFAC or BIS could seek to impose higher fines and penalties than those we have estimated to date. As a result of increased awareness relative to U.S. export control and economic sanction laws relating to the sale of our products, we are in the process of implementing an export control compliance management system and undertaking remedial measures to reduce the risk of similar events occurring in the future.

Continued adverse U.S. and international economic conditions, including factors that adversely affect consumer spending for the products that incorporate our integrated circuits, could adversely affect our revenues, margins, and operating results.

Since September 2008, the global credit markets and the financial services industry have been experiencing a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from U.S. and foreign governments. Recently, the credit crisis has reemerged in Europe with threats of credit default by certain member countries of the European Union, and by substantial budgetary and fiscal constraints, including proposals for severe budget reductions in larger European Union countries such as Germany and the United Kingdom. Our products are incorporated in numerous consumer devices, and demand for our products will ultimately be driven by consumer demand for products such as televisions, automobiles, cable modems, and set top boxes. Many of these purchases are discretionary. In addition, our recent revenue growth has been attributable in large part to purchases of digital-to-analog set top converter boxes in various geographies including Europe. Partially in response to economic and political developments, Greece recently extended the date for its deadline for switching to exclusive digital television broadcasts. Similar extensions in other European countries could adversely affect our revenue and growth. These events, together with the current adverse economic conditions facing the broader economy and, in particular, the semiconductor and communications industries, have adversely affected, and may continue to adversely affect, our business, particularly to the extent that consumers decrease their discretionary spending for devices deploying our products.

We rely on a limited number of third parties to manufacture, assemble and test our products, and the failure to manage our relationships with our third-party contractors successfully could adversely affect our ability to market and sell our products.

We do not have our own manufacturing facilities. We operate an outsourced manufacturing business model that utilizes third-party foundry and assembly and test capabilities. As a result, we rely on third-party foundry wafer fabrication and assembly and test capacity, including sole sourcing for many components or products. Currently, all of our products are manufactured by UMC, Silterra Malaysia Sdn. Bhd, and SMIC, at foundries in Taiwan, Singapore, Malaysia, and China. We also use third-party contractors for all of our assembly and test operations.

Relying on third party manufacturing, assembly and testing presents significant risks to us, including the following:

•	failure by us, our customers, or their end customers to qualify a selected supplier;

•	capacity shortages during periods of high demand;

•	reduced control over delivery schedules and quality;

•	shortages of materials;

•	misappropriation of our intellectual property;

•	limited warranties on wafers or products supplied to us; and

•	potential increases in prices.

The ability and willingness of our third-party contractors to perform is largely outside our control. If one or more of our contract manufacturers or other outsourcers fails to perform its obligations in a timely manner or at satisfactory quality levels, our ability to bring products to market and our reputation could suffer. For example, in the event that manufacturing capacity is reduced or eliminated at one or more facilities, including as a response to the recent worldwide decline in the semiconductor industry, manufacturing could be disrupted, we could have difficulties fulfilling our customer orders and our net revenue could decline. In addition, if these third parties fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our customer orders, our net revenue could decline and our business, financial condition and results of operations would be adversely affected.

Additionally, our manufacturing capacity may be similarly reduced or eliminated at one or more facilities due to the fact that our fabrication and assembly and test contractors are all located in the Pacific Rim region, principally in Taiwan, Singapore and Malaysia. The risk of earthquakes in these geographies is significant due to the proximity of major earthquake fault lines, and Taiwan in particular is also subject to typhoons and other Pacific storms. Earthquakes, fire, flooding, or other natural disasters in Taiwan or the Pacific Rim region, or political unrest, war, labor strikes, work stoppages or public health crises, such as outbreaks of H1N1 flu, in countries where our contractors’ facilities are located could result in the disruption of our foundry, assembly or test capacity. Any disruption resulting from these events could cause significant delays in shipments of our products until we are able to shift our manufacturing, assembly or test from the affected contractor to another third-party vendor. There can be no assurance that alternative capacity could be obtained on favorable terms, if at all.

We do not have any long-term supply contracts with our contract manufacturers or suppliers, and any disruption in our supply of products or materials could have a material adverse affect on our business, revenue and operating results.

We currently do not have long-term supply contracts with any of our third-party vendors, including UMC, Silterra and SMIC. We make substantially all of our purchases on a purchase order basis, and neither UMC nor our other contract manufacturers are required to supply us products for any specific period or in any specific quantity. Foundry capacity may not be available when we need it or at reasonable prices. Availability of foundry capacity has in the past been reduced from time to time due to strong demand. Foundries can allocate capacity to the production of other companies’ products and reduce deliveries to us on short notice. It is possible that foundry customers that are larger and better financed than we are, or that have long-term agreements with our foundry, may induce our foundry to reallocate capacity to them. This reallocation could impair our ability to secure the supply of components that we need. We expect that it would take approximately nine to twelve months to transition performance of our foundry or assembly services to new providers. Such a transition would likely require a qualification process by our customers or their end customers. We generally place orders for products with some of our suppliers approximately four to five months prior to the anticipated delivery date, with order volumes based on our forecasts of demand from our customers. Accordingly, if we inaccurately forecast demand for our products, we may be unable to obtain adequate and cost-effective foundry or assembly capacity from our third-party contractors to meet our customers’ delivery requirements, or we may accumulate excess inventories. On occasion, we have been unable to adequately respond to unexpected increases in customer purchase orders and therefore were unable to benefit from this incremental demand. None of our third-party contractors has provided any assurance to us that adequate capacity will be available to us within the time required to meet additional demand for our products.

To address capacity considerations, we are in the process of qualifying additional semiconductor fabricators. Qualification will not occur if we identify a defect in a fabricator’s manufacturing process or if our customers choose not to invest the time and expense required to qualify the proposed fabricator. If full qualification of a fabricator does not occur, we may not be able to sell all of the materials produced by this fabricator or to fulfill demand for our products, which would adversely affect our business, revenue and operating results. In addition, the resulting write-off of unusable inventories would have an adverse effect on our operating results.

Due to our limited operating history, we may have difficulty accurately predicting our future revenue and appropriately budgeting our expenses.

We have only a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which we sell our products, substantial uncertainty concerning how these markets may develop and other factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. We are currently expanding our staffing and increasing our expense levels in anticipation of future revenue growth. If our revenue does not increase as anticipated, we could incur significant losses due to our higher expense levels if we are not able to decrease our expenses in a timely manner to offset any shortfall in future revenue.

We may not sustain our growth rate, and we may not be able to manage future growth effectively.

We have experienced significant growth in a short period of time. Our net revenue increased from approximately $51.4 million in 2009 to approximately $68.7 million in 2010 and approximately $71.9 million in 2011. We may not achieve similar growth rates in future periods. You should not rely on our operating results for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer and our stock price could decline.

To manage our growth successfully and handle the responsibilities of being a public company, we believe we must effectively, among other things:

•

recruit, hire, train and manage additional qualified engineers for our research and development activities, especially in the positions of design engineering, product and test engineering and applications engineering;

•	add sales personnel and expand customer engineering support offices;

•	implement and improve our administrative, financial and operational systems, procedures and controls; and

•

enhance our information technology support for enterprise resource planning and design engineering by adapting and expanding our systems and tool capabilities, and properly training new hires as to their use.

If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures.

Our customers require our products and our third-party contractors to undergo a lengthy and expensive qualification process which does not assure product sales.

Prior to purchasing our products, our customers require that both our products and our third-party contractors undergo extensive qualification processes, which involve testing of the products in the customer’s system and rigorous reliability testing. This qualification process may continue for six months or more. However, qualification of a product by a customer does not assure any sales of the product to that customer. Even after successful qualification and sales of a product to a customer, a subsequent revision to the RF receiver or RF receiver SoC, changes in our customer’s manufacturing process or our selection of a new supplier may require a new qualification process, which may result in delays and in us holding excess or obsolete inventory. After our products are qualified, it can take six months or more before the customer commences volume production of components or devices that incorporate our products. Despite these uncertainties, we devote substantial resources, including design, engineering, sales, marketing and management efforts, to qualifying our products with customers in anticipation of sales. If we are unsuccessful or delayed in qualifying any of our products with a customer, sales of this product to the customer may be precluded or delayed, which may impede our growth and cause our business to suffer.

We are subject to risks associated with our distributors’ product inventories and product sell-through. Should any of our distributors cease or be forced to stop distributing our products, our business would suffer.

We currently sell a majority of our products to customers through our distributors, who maintain their own inventories of our products. Sales to distributors accounted for 71% of our net revenue in the year ended December 31, 2011. If our distributors are unable to sell an adequate amount of their inventories of our products in a given quarter to manufacturers and end users or if they decide to decrease their inventories of our products for any reason, our sales to these distributors and our revenue may decline. In addition, if some distributors decide to purchase more of our products than are required to satisfy end customer demand in any particular quarter, inventories at these distributors would grow in that quarter. These distributors likely would reduce future orders until inventory levels realign with end customer demand, which could adversely affect our product revenue in a subsequent quarter.

Our reserve estimates with respect to the products stocked by our distributors are based principally on reports provided to us by our distributors, typically on a weekly basis. To the extent that this resale and channel inventory data is inaccurate or not received in a timely manner, we may not be able to make reserve estimates for future periods accurately or at all.

We are subject to order and shipment uncertainties, and differences between our estimates of customer demand and product mix and our actual results could negatively affect our inventory levels, sales and operating results.

Our revenue is generated on the basis of purchase orders with our customers rather than long-term purchase commitments. In addition, our customers can cancel purchase orders or defer the shipments of our products under certain circumstances. Our products are manufactured using a silicon foundry according to our estimates of customer demand, which requires us to make separate demand forecast assumptions for every customer, each of which may introduce significant variability into our aggregate estimate. We have limited visibility into future customer demand and the product mix that our customers will require, which could adversely affect our revenue forecasts and operating margins. Moreover, because our target markets are relatively new, many of our customers have difficulty accurately forecasting their product requirements and estimating the timing of their new product introductions, which ultimately affects their demand for our products. Historically, because of this limited visibility, actual results have been different from our forecasts of customer demand. Some of these differences have been material, leading to excess inventory or product shortages and revenue and margin forecasts above those we were actually able to achieve. These differences may occur in the future, and the adverse impact of these differences between forecasts and actual results could grow if we are successful in selling more products to some customers. In addition, the rapid pace of innovation in our industry could render significant portions of our inventory obsolete. Excess or obsolete inventory levels could result in unexpected expenses or increases in our reserves that could adversely affect our business, operating results and financial condition. Conversely, if we were to underestimate customer demand or if sufficient manufacturing capacity were unavailable, we could forego revenue opportunities, potentially lose market share and damage our customer relationships. In addition, any significant future cancellations or deferrals of product orders or the return of previously sold products due to manufacturing defects could materially and adversely impact our profit margins, increase our write-offs due to product obsolescence and restrict our ability to fund our operations.

Winning business is subject to lengthy competitive selection processes that require us to incur significant expenditures. Even if we begin a product design, a customer may decide to cancel or change its product plans, which could cause us to generate no revenue from a product and adversely affect our results of operations.

We are focused on securing design wins to develop RF receivers and RF receiver SoCs for use in our customers’ products. These selection processes typically are lengthy and can require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures. These risks are exacerbated by the fact that some of our customers’ products likely will have short life cycles. Failure to obtain a design win could prevent us from offering an entire generation of a product, even though this has not occurred to date. This could cause us to lose revenue and require us to write off obsolete inventory, and could weaken our position in future competitive selection processes.

After securing a design win, we may experience delays in generating revenue from our products as a result of the lengthy development cycle typically required. Our customers generally take a considerable amount of time to evaluate our products. The typical time from early engagement by our sales force to actual product introduction runs from nine to twelve months for the consumer market, to as much as 12 to 36 months for the automotive TV display market. The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially and adversely affect our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

Our operating results are subject to substantial quarterly and annual fluctuations and may fluctuate significantly due to a number of factors that could adversely affect our business and our stock price.

Our revenue and operating results have fluctuated in the past and are likely to fluctuate in the future. These fluctuations may occur on a quarterly and on an annual basis and are due to a number of factors, many of which are beyond our control. These factors include, among others:

•	changes in end-user demand for the products manufactured and sold by our customers;

•	the receipt, reduction or cancellation of significant orders by customers;

•	fluctuations in the levels of component inventories held by our customers;

•	the gain or loss of significant customers;

•	market acceptance of our products and our customers’ products;

•	our ability to develop, introduce and market new products and technologies on a timely basis;

•	the timing and extent of product development costs;

•	new product announcements and introductions by us or our competitors;

•	incurrence of research and development and related new product expenditures;

•	seasonality or cyclical fluctuations in our markets;

•	currency fluctuations;

•	fluctuations in IC manufacturing yields;

•	significant warranty claims, including those not covered by our suppliers;

•	changes in our product mix or customer mix;

•	intellectual property disputes;

•	loss of key personnel or the shortage of available skilled workers; and

•	the effects of competitive pricing pressures, including decreases in average selling prices of our products.

The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. We typically are required to incur substantial development costs in advance of a prospective sale with no certainty that we will ever recover these costs. A substantial amount of time may pass between a design win and the generation of revenue related to the expenses previously incurred, which can potentially cause our operating results to fluctuate significantly from period to period. In addition, a significant amount of our operating expenses are relatively fixed in nature due to our significant sales, research and development costs. Any failure to adjust spending quickly enough to compensate for a revenue shortfall could magnify its adverse impact on our results of operations.

Our business would be adversely affected by the departure of existing members of our senior management team.

Our success depends, in large part, on the continued contributions of our senior management team, in particular, the services of Kishore Seendripu, Ph.D., our Chairman, President and Chief Executive Officer, Curtis Ling, Ph.D., our Chief Technical Officer and a Director, and Madhukar Reddy, Ph.D., our Vice President, IC and RF Systems Engineering. None of our senior management team is bound by written employment contracts to remain with us for a specified period. In addition, we have not entered into non-compete agreements with members of our senior management team. The loss of any member of our senior management team could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate.

If we are unable to attract, train and retain qualified personnel, especially our design and technical personnel, we may not be able to execute our business strategy effectively.

Our future success depends on our ability to retain, attract and motivate qualified personnel, including our management, sales and marketing and finance, and especially our design and technical personnel. We do not know whether we will be able to retain all of these personnel as we continue to pursue our business strategy. Historically, we have encountered difficulties in hiring and retaining qualified engineers because there is a limited pool of engineers with the expertise required in our field. Competition for these personnel is intense in the semiconductor industry. As the source of our technological and product innovations, our design and technical personnel represent a significant asset. The loss of the services of one or more of our key employees, especially our key design and technical personnel, or our inability to retain, attract and motivate qualified design and technical personnel, could have a material adverse effect on our business, financial condition and results of operations.

The complexity of our products could result in unforeseen delays or expenses caused by undetected defects or bugs, which could reduce the market acceptance of our new products, damage our reputation with current or prospective customers and adversely affect our operating costs.

Highly complex products like our RF receivers and RF receiver SoCs may contain defects and bugs when they are first introduced or as new versions are released. Due to our limited operating history, defects and bugs that may be contained in our products may not yet have manifested. We have in the past experienced, and may in the future experience, defects and bugs. If any of our products contains defects or bugs, or has reliability, quality or compatibility problems, we may not be able to successfully correct these problems. Consequently, our reputation may be damaged and customers may be reluctant to buy our products, which could materially and adversely affect our ability to retain existing customers and attract new customers, and our financial results. In addition, these defects or bugs could interrupt or delay sales to our customers. If any of these problems are not found until after we have commenced commercial production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs, and our operating costs could be adversely affected. These problems may also result in warranty or product liability claims against us by our customers or others that may require us to make significant expenditures to defend these claims or pay damage awards. In the event of a warranty claim, we may also incur costs if we compensate the affected customer. We maintain product liability insurance, but this insurance is limited in amount and subject to significant deductibles. There is no guarantee that our insurance will be available or adequate to protect against all claims. We also may incur costs and expenses relating to a recall of one of our customers’ products containing one of our devices. The process of identifying a recalled product in devices that have been widely distributed may be lengthy and require significant resources, and we may incur significant replacement costs, contract damage claims from our customers and reputational harm. Costs or payments made in connection with warranty and product liability claims and product recalls could materially affect our financial condition and results of operations.

We may face claims of intellectual property infringement, which could be time-consuming, costly to defend or settle and result in the loss of significant rights.

The semiconductor industry is characterized by companies that hold large numbers of patents and other intellectual property rights and that vigorously pursue, protect and enforce intellectual property rights. From time to time, third parties may assert against us and our customers and distributors their patent and other intellectual property rights to technologies that are important to our business.

Claims that our products, processes or technology infringe third-party intellectual property rights, regardless of their merit or resolution, could be costly to defend or settle and could divert the efforts and attention of our management and technical personnel. In addition, many of our customer and distributor agreements require us to indemnify and defend our customers or distributors from third-party infringement claims and pay damages in the case of adverse rulings. Claims of this sort also could harm our relationships with our customers or distributors and might deter future customers from doing business with us. We do not know whether we will prevail in these proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for infringement;

•	expend significant resources to develop non-infringing products, processes or technology;

•	license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	cross-license our technology to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or

•	pay substantial damages to our customers or end users to discontinue their use of or to replace infringing technology sold to them with non-infringing technology.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

We utilize a significant amount of intellectual property in our business. If we are unable to protect our intellectual property, our business could be adversely affected.

Our success depends in part upon our ability to protect our intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, copyrights, trademarks and trade secrets in the United States and in selected foreign countries where we believe filing for such protection is appropriate. Effective patent, copyright, trademark and trade secret protection may be unavailable, limited or not applied for in some countries. Some of our products and technologies are not covered by any patent or patent application. We cannot guarantee that:

•	any of our present or future patents or patent claims will not lapse or be invalidated, circumvented, challenged or abandoned;

•	our intellectual property rights will provide competitive advantages to us;

•	our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

•	any of our pending or future patent applications will be issued or have the coverage originally sought;

•	our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak;

•

any of the trademarks, copyrights, trade secrets or other intellectual property rights that we presently employ in our business will not lapse or be invalidated, circumvented, challenged or abandoned; or

•	we will not lose the ability to assert our intellectual property rights against or to license our technology to others and collect royalties or other payments.

In addition, our competitors or others may design around our protected patents or technologies. Effective intellectual property protection may be unavailable or more limited in one or more relevant jurisdictions relative to those protections available in the United States, or may not be applied for in one or more relevant jurisdictions. If we pursue litigation to assert our intellectual property rights, an adverse decision in any of these legal actions could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.

Monitoring unauthorized use of our intellectual property is difficult and costly. Unauthorized use of our intellectual property may have occurred or may occur in the future. Although we have taken steps to minimize the risk of this occurring, any such failure to identify unauthorized use and otherwise adequately protect our intellectual property would adversely affect our business. Moreover, if we are required to commence litigation, whether as a plaintiff or defendant, not only would this be time-consuming, but we would also be forced to incur significant costs and divert our attention and efforts of our employees, which could, in turn, result in lower revenue and higher expenses.

We also rely on customary contractual protections with our customers, suppliers, distributors, employees and consultants, and we implement security measures to protect our trade secrets. We cannot assure you that these contractual protections and security measures will not be breached, that we will have adequate remedies for any such breach or that our suppliers, employees or consultants will not assert rights to intellectual property arising out of such contracts.

In addition, we have a number of third-party patent and intellectual property license agreements. Some of these license agreements require us to make one-time payments or ongoing royalty payments. Also, a few of our license agreements contain most-favored nation clauses or other price restriction clauses which may affect the amount we may charge for our products, processes or technology. We cannot guarantee that the third-party patents and technology we license will not be licensed to our competitors or others in the semiconductor industry. In the future, we may need to obtain additional licenses, renew existing license agreements or otherwise replace existing technology. We are unable to predict whether these license agreements can be obtained or renewed or the technology can be replaced on acceptable terms, or at all.

In connection with settling a trademark dispute with Linear Technology Corporation, we agreed not to register the “MAXLINEAR” mark or any other marks containing the term “LINEAR”. We may continue to use “MAXLINEAR” as a corporate identifier, including to advertise our products and services, but may not use that mark on our products. The agreement does not affect our ability to use our registered trademark “MxL”, which we use on our products. Due to our agreement not to register the “MAXLINEAR” mark, our ability to effectively prevent third parties from using the “MAXLINEAR” mark in connection with similar products or technology may be affected. If we are unable to protect our trademarks, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

The use of open source software in our products, processes and technology may expose us to additional risks and harm our intellectual property.

Our products, processes and technology sometimes utilize and incorporate software that is subject to an open source license. Open source software is typically freely accessible, usable and modifiable. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms.

While we monitor the use of all open source software in our products, processes and technology and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product, processes or technology when we do not wish to do so, such use could inadvertently occur. Additionally, if a third party software provider has incorporated certain types of open source software into software we license from such third party for our products, processes or technology, we could, under certain circumstances, be required to disclose the source code to our products, processes or technology. This could harm our intellectual property position and have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties to provide services and technology necessary for the operation of our business. Any failure of one or more of our partners, vendors, suppliers or licensors to provide these services or technology could have a material adverse effect on our business.

We rely on third-party vendors to provide critical services, including, among other things, services related to accounting, billing, human resources, information technology, network development, network monitoring, in-licensing and intellectual property that we cannot or do not create or provide ourselves. We depend on these vendors to ensure that our corporate infrastructure will consistently meet our business requirements. The ability of these third-party vendors to successfully provide reliable and high quality services is subject to technical and operational uncertainties that are beyond our control. While we may be entitled to damages if our vendors fail to perform under their agreements with us, our agreements with these vendors limit the amount of damages we may receive. In addition, we do not know whether we will be able to collect on any award of damages or that these damages would be sufficient to cover the actual costs we would incur as a result of any vendor’s failure to perform under its agreement with us. Any failure of our corporate infrastructure could have a material adverse effect on our business, financial condition and results of operations. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

Additionally, we incorporate third-party technology into and with some of our products, and we may do so in future products. The operation of our products could be impaired if errors occur in the third-party technology we use. It may be more difficult for us to correct any errors in a timely manner if at all because the development and maintenance of the technology is not within our control. There can be no assurance that these third parties will continue to make their technology, or improvements to the technology, available to us, or that they will continue to support and maintain their technology. Further, due to the limited number of vendors of some types of technology, it may be difficult to obtain new licenses or replace existing technology. Any impairment of the technology or our relationship with these third parties could have a material adverse effect on our business.

Unanticipated changes in our tax rates could affect our future results.

Since we operate in different countries and are subject to taxation in different jurisdictions, our future effective tax rates could be impacted by changes in such countries’ tax laws or their interpretations. Both domestic and international tax laws are subject to change as a result of changes in fiscal policy, changes in legislation, evolution of regulation and court rulings. The application of these tax laws and related regulations is subject to legal and factual interpretation, judgment and uncertainty. Recently, U.S. President Barack Obama’s administration proposed significant changes to the U.S. international tax laws that could limit U.S. deductions for expenses related to un-repatriated foreign-source income, and modify the U.S. foreign tax credit and “check-the-box” rules. We cannot determine whether these proposals will be enacted into law or what, if any, changes may be made to such proposals prior to their being enacted into law. If the U.S. tax laws change in a manner that increases our tax obligation, it could result in a material adverse impact on our net income and our financial position.

Our future effective tax rate could be unfavorably affected by unanticipated changes in the valuation of our deferred tax assets and liabilities. Changes in our effective tax rate could have a material adverse impact on our results of operations. We record a valuation allowance to reduce our net deferred tax assets to the amount that we believe is more likely than not to be realized. In assessing the need for a valuation allowance, we consider historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and practical tax planning strategies. On a periodic basis we evaluate our deferred tax asset balance for realizability. To the extent we believe it is more likely than not that some portion of our deferred tax assets will not be realized, we will increase the valuation allowance against the deferred tax asset. Realization of our deferred tax assets is dependent primarily upon future U.S. taxable income. During the year ended December 31, 2011, we established a full valuation allowance on our net federal deferred tax assets.

Our business, financial condition and results of operations could be adversely affected by the political and economic conditions of the countries in which we conduct business and other factors related to our international operations.

We sell our products throughout the world. Sales to end customers in Asia accounted for 90% our net revenue in the year ended December 31, 2011. Sales to end customers in Japan accounted for 39% of our net revenue in the year ended December 31, 2011. In addition, approximately 24% of our employees are located outside of the United States. All of our products are manufactured, assembled and tested in Asia, and all of our major distributors are located in Asia. Multiple factors relating to our international operations and to particular countries in which we operate could have a material adverse effect on our business, financial condition and results of operations. These factors include:

•	changes in political, regulatory, legal or economic conditions;

•

restrictive governmental actions, such as restrictions on the transfer or repatriation of funds and foreign investments and trade protection measures, including export duties and quotas and customs duties and tariffs;

•	disruptions of capital and trading markets;

•	changes in import or export licensing requirements;

•	transportation delays;

•	civil disturbances or political instability;

•	geopolitical turmoil, including terrorism, war or political or military coups;

•	public health emergencies;

•	differing employment practices and labor standards;

•	limitations on our ability under local laws to protect our intellectual property;

•	local business and cultural factors that differ from our customary standards and practices;

•	nationalization and expropriation;

•	changes in tax laws;

•	currency fluctuations relating to our international operating activities; and

•	difficulty in obtaining distribution and support.

In addition to a significant portion of our wafer supply coming from Taiwan, substantially all of our products undergo packaging and final test in Taiwan. Any conflict or uncertainty in this country, including due to natural disaster or public health or safety concerns, could have a material adverse effect on our business, financial condition and results of operations. In addition, if the government of any country in which our products are manufactured or sold sets technical standards for products manufactured in or imported into their country that are not widely shared, it may lead some of our customers to suspend imports of their products into that country, require manufacturers in that country to manufacture products with different technical standards and disrupt cross-border manufacturing relationships which, in each case, could have a material adverse effect on our business, financial condition and results of operations.

We also are subject to risks associated with international political conflicts involving the U.S. government. For example, in 2008 we were instructed by the U.S. Department of Homeland Security to cease using Polar Star International Company Limited, a distributor based in Hong Kong, that delivered third-party products, to a political group that the U.S. government did not believe should have been provided with the products in question. As a result, we immediately ceased all business operations with that distributor. The loss of Polar Star as a distributor did not materially delay shipment of our products because Polar Star was a non-exclusive distributor and we had in place alternative distribution arrangements. However, we cannot provide assurances that similar disruptions of distribution arrangements in the future will not result in delayed shipments until we are able to identify alternative distribution channels, which could include a requirement to increase our direct sales efforts. Loss of a key distributor under similar circumstances could have an adverse effect on our business, revenues and operating results.

If we suffer losses to our facilities or distribution system due to catastrophe, our operations could be seriously harmed.

Our facilities and distribution system, and those of our third-party contractors, are subject to risk of catastrophic loss due to fire, flood or other natural or man-made disasters. A number of our facilities and those of our contract manufacturers are located in areas with above average seismic activity. The foundries that manufacture all of our wafers are located in Taiwan, Singapore and Malaysia, and all of the third-party contractors who assemble and test our products also are located in Asia. In addition, our headquarters are located in Southern California. The risk of an earthquake in the Pacific Rim region or Southern California is significant due to the proximity of major earthquake fault lines. For example, in 2002 and 2003, major earthquakes occurred in Taiwan. Any catastrophic loss to any of these facilities would likely disrupt our operations, delay production, shipments and revenue and result in significant expenses to repair or replace the facility. In particular, any catastrophic loss at the Carlsbad and Irvine, California, Taiwan, Singapore or Shanghai facilities would materially and adversely affect our business.

Our net revenues could be adversely affected by the recent earthquake, tsunami, and nuclear crisis in Japan and flooding in Thailand.

In March 2011, a major earthquake struck northeastern Japan, triggering a tsunami that together with the earthquake resulted in unprecedented damage to infrastructure and substantial loss of life. From a business and financial perspective, these events have led to substantial uncertainty about the direction of the Japanese economy, including the automotive and consumer electronics industries from which we realize substantial revenues.

For fiscal 2010, revenue directly attributable to Japan, which includes revenues attributable to the sale of integrated circuits into the Japanese automotive industry and sales of integrated circuits for electronic devices destined for Japanese consumer and mobile markets, accounted for approximately 57% of our net revenue. For fiscal 2011, Japanese-derived revenue declined to 39% of our net revenue as sales of our cable products increased relative to other products. We currently expect this trend to continue in fiscal 2012. Nevertheless, Japan will continue to account for a substantial portion of our net revenues, and our ability to achieve our financial forecasts will depend in large part on trends in Japanese automotive and consumer markets. In particular, our net revenue in 2012 could be adversely affected by continued manufacturing shut-downs in Japan, whether due to power shortages, disruptions in manufacturing supply chains, or other reasons. In addition, net revenues attributable to Japanese consumer and mobile markets will depend on the reaction of Japanese consumers to these events, including trends in consumer confidence and spending and the general pace and trend of recovery from the earthquake, tsunami, and nuclear crisis. We have limited ability to predict the impact of these events on our net revenues, particularly when depleted inventories could begin to have a material effect on the availability of components if automotive and consumer electronic supply chains have not recovered by that time.

In October 2011, many areas of Thailand sustained massive damage from flooding which may disrupt the global supply chain for hard disk drives and components manufactured in Thailand that may be included in the end user products of our customers. Due to cross dependencies, supply chain disruptions stemming from the flooding in Thailand could negatively impact the demand for our products, including, for example, if our customers are unable to obtain sufficient supply of other components required for their end product. We have limited ability to predict the impact of these events on our net revenues, particularly when depleted inventories could begin to have a material effect on the availability of hard disk drives and components if supply chains have not recovered by that time.

Our business is subject to various governmental regulations, and compliance with these regulations may cause us to incur significant expenses. If we fail to maintain compliance with applicable regulations, we may be forced to recall products and cease their manufacture and distribution, and we could be subject to civil or criminal penalties.

Our business is subject to various international and U.S. laws and other legal requirements, including packaging, product content, labor and import/export regulations. These regulations are complex, change frequently and have generally become more stringent over time. We may be required to incur significant costs to comply with these regulations or to remedy violations. Any failure by us to comply with applicable government regulations could result in cessation of our operations or portions of our operations, product recalls or impositions of fines and restrictions on our ability to conduct our operations. In addition, because many of our products are regulated or sold into regulated industries, we must comply with additional regulations in marketing our products.

Our products and operations are also subject to the rules of industrial standards bodies, like the International Standards Organization, as well as regulation by other agencies, such as the U.S. Federal Communications Commission. If we fail to adequately address any of these rules or regulations, our business could be harmed.

We must conform the manufacture and distribution of our semiconductors to various laws and adapt to regulatory requirements in all countries as these requirements change. If we fail to comply with these requirements in the manufacture or distribution of our products, we could be required to pay civil penalties, face criminal prosecution and, in some cases, be prohibited from distributing our products in commerce until the products or component substances are brought into compliance.

Investor confidence may be adversely impacted if we are unable to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and as a result, our stock price could decline.

We are subject to rules adopted by the Securities Exchange Commission, or SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, which require us to include in our Annual Report on Form 10-K our management’s report on, and assessment of the effectiveness of, our internal controls over financial reporting.

If we fail to maintain the adequacy of our internal controls, there is a risk that we will not comply with all of the requirements imposed by Section 404. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our consolidated financial statements and could result in investigations or sanctions by the SEC, the New York Stock Exchange, or NYSE, or other regulatory authorities or in stockholder litigation. Any of these factors ultimately could harm our business and could negatively impact the market price of our securities. Ineffective control over financial reporting could also cause investors to lose confidence in our reported financial information, which could adversely affect the trading price of our Class A common stock.

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives. However, our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

We are subject to the cyclical nature of the semiconductor industry.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry is experiencing a significant downturn during the current global recession. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. The current downturn and any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased competition for access to third-party foundry and assembly capacity. We are dependent on the availability of this capacity to manufacture and assemble our RF receivers and RF receiver SoCs. None of our third-party foundry or assembly contractors has provided assurances that adequate capacity will be available to us in the future.

Our products must conform to industry standards in order to be accepted by end users in our markets.

Generally, our products comprise only a part of a communications device. All components of these devices must uniformly comply with industry standards in order to operate efficiently together. We depend on companies that provide other components of the devices to support prevailing industry standards. Many of these companies are significantly larger and more influential in driving industry standards than we are. Some industry standards may not be widely adopted or implemented uniformly, and competing standards may emerge that may be preferred by our customers or end users. If larger companies do not support the same industry standards that we do, or if competing standards emerge, market acceptance of our products could be adversely affected, which would harm our business.

Products for communications applications are based on industry standards that are continually evolving. Our ability to compete in the future will depend on our ability to identify and ensure compliance with these evolving industry standards. The emergence of new industry standards could render our products incompatible with products developed by other suppliers. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design wins. We may not be successful in developing or using new technologies or in developing new products or product enhancements that achieve market acceptance. Our pursuit of necessary technological advances may require substantial time and expense.

THE OFFER

1.	Eligibility.

An “eligible employee” refers to an individual who is providing services as an employee or consultant of MaxLinear or any of its subsidiaries in the United States, China, Hong Kong, Japan, the Republic of Korea or Taiwan as of the start of the offer and remains in our service through the expiration of the offer and the RSU grant date. Our executive officers (other than Kishore Seendripu, Ph.D., our Chief Executive Officer, and Curtis Ling, Ph.D., our Chief Technical Officer) are eligible employees and therefore may participate in the offer. Members of our board of directors, including members of our board who are also employees of MaxLinear, are not eligible employees and therefore may not participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of RSUs as part of this offer, you must continue to provide services as an employee or consultant of MaxLinear or its subsidiaries through the RSU grant date, which will be the same U.S. calendar day as the cancellation date. If you do not remain employed by MaxLinear or its subsidiaries through the RSU grant date, you will keep your current eligible options and they will vest and expire in accordance with their original terms. If we do not extend the offer, the RSU grant date will be May 18, 2012. Except as provided by applicable law and/or any employment agreement between you and MaxLinear or its subsidiaries, your employment with MaxLinear or its subsidiaries will remain “at-will” and can be terminated by you or MaxLinear or its subsidiaries at any time, with or without cause or notice. In order to vest in your RSUs and receive the shares subject to the RSU, you must remain a service provider to MaxLinear or its subsidiaries through each relevant vesting date.

2.	Number of RSUs; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than $5.00 per share, whether vested or unvested, that were granted under the 2010 Plan or 2004 Plan, are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer and the RSU grant date, are properly elected to be exchanged, and are not validly withdrawn before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that option grant is not eligible for exchange. In addition, the exercise price of an option must be equal to or greater than the closing price of MaxLinear’s Class A common stock on the expiration date. If, on the expiration date, the exercise price of the option is equal to or less than the closing price of MaxLinear’s Class A common stock, the option will not be eligible for exchange (and any election with regard to such option will be discarded).

Participation in this offer is completely voluntary. You may decide which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. We are not accepting partial tenders of eligible option grants. If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining unexercised and outstanding portion of such option grant.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or any two of the three eligible option grants, or any one of the three eligible option grants, or none at all. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant).

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of MaxLinear or its subsidiaries beneficially owns a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of eligible option grants. Therefore, you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else, or vice versa. You are the legal owner of the eligible option grant, and as a result, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us. However, we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 2,400 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant.

All eligible employees who properly tender eligible options pursuant to this offer will receive RSUs. RSUs are promises by MaxLinear to issue shares of our Class A common stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to MaxLinear to receive your RSUs or the Class A common stock upon vesting of your RSUs.

Exchange Ratio

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted RSUs. This offer is not a one-for-one exchange of your eligible options for RSUs. Eligible options cancelled pursuant to the offer will be exchanged for a number of RSUs (rounded down to the nearest whole share) equal to 50% of the aggregate number of shares underlying the eligible options that you surrender.

Please note that if you choose to participate in this offer, but some of your options are not “underwater” on the expiration date (i.e., the exercise price of your option is equal to or less than the closing price of MaxLinear’s Class A common stock on the expiration date) then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. You will not receive any RSUs or other benefit for those awards under this offer.

Please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012, and the number of RSUs that would be issued in exchange for each eligible option grant.

If you are unable to access your grant information via the offer website, you may contact Stock Administrator at stockadmin@maxlinear.com.

Example

Assume that you hold an eligible option grant to purchase 1,000 shares. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 500 RSUs. This is equal to the 1,000 shares multiplied by 50%, rounded to the nearest whole RSU.

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our Class A common stock. For purposes of applying the exchange ratios, fractional RSUs will be rounded to the nearest whole RSU on a grant-by-grant basis.

All RSUs will be subject to the terms of the 2010 Plan and the applicable RSU agreement (including any country-specific appendix thereto) between you and MaxLinear. The forms of RSU agreement under the 2010 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov and on the offer website at https://maxlinear.equitybenefits.com.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on May 18, 2012, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.	Purposes of the offer.

We believe that this program is in the best interests of MaxLinear, our stockholders, and our eligible employees. We believe the exchange program will permit MaxLinear to create retention value and reduce overhang. Equity awards are an important component of MaxLinear’s approach to retaining and motivating our workforce. Many of the stock options granted under the Plan are underwater. If we do not address this issue in the near to medium term, we believe it will be more difficult for MaxLinear to retain our valuable employees. If MaxLinear cannot retain individuals, MaxLinear’s ability to compete with other companies in our industry could be jeopardize, which would adversely affect our business, operating results, and future stock price.

MaxLinear believes that granting RSUs in exchange for eligible options will aid in motivating and retaining the eligible employees who participate in the program because the RSUs will have immediate intrinsic value, the potential for appreciation in line with appreciation in our stock price, and new vesting periods that generally will exceed the remaining vesting periods of the surrendered stock options.

Further, underwater stock options cannot be removed from MaxLinear’s equity award overhang until they are exercised or are cancelled due to their expiration or due to the individual’s termination of service. This exchange program will reduce MaxLinear’s overhang and eliminate underwater stock options that are currently outstanding and that provide only limited employee retention incentives.

Eligible employees will receive RSUs covering 50% fewer shares than the number of shares covered by the eligible options that are surrendered. By granting half the number of RSUs in exchange for stock options, MaxLinear reduces its equity overhang and potentially reduces stockholder dilution. Depending on the participation rate, this could result in a significant net reduction in the number of shares associated with outstanding awards.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving MaxLinear;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our Class A common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

From time to time, we evaluate acquisition and disposition opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the period that this offer is open, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange eligible options.

Proper election to exchange eligible options.

Participation in this offer is voluntary. If you are an eligible employee, at the start of the offer you will receive a launch email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing this offer. If you want to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 18, 2012:

Elections via the Offer Website

1.	Access MaxLinear’s offer website by going to https://maxlinear.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from stockadmin@maxlinear.com dated April 20, 2012.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012, and the number of RSUs that would be issued in exchange for each eligible option grant.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Elections via Fax

Alternatively, you may submit your election form via facsimile by doing the following:

1.	Properly complete, sign and date the election form attached to the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing the offer; and

2.	Fax the properly completed election form to:

Attn: Stock Administrator

MaxLinear, Inc.

Fax: (760) 444-8598

We must receive your properly completed and submitted election by the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on May 18, 2012, unless we extend the offer.

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. To help you recall your outstanding eligible option grants and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012, and the number of RSUs that would be issued in exchange for each eligible option grant. If you are unable to access your grant information via the offer website, you may contact Stock Administrator at stockadmin@maxlinear.com.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on May 18, 2012 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on June 15, 2012, (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election before the expiration date by following the procedures described in Section 5. This new election must be properly completed, signed (electronically or otherwise) and dated after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

Your delivery of all documents, including elections, is at your risk. Only responses that are properly completed and actually received by us by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent MaxLinear from providing confirmation by email prior to the expiration of the offer.

We have requested stockholder approval of amendments to the Plans to permit this one-time offer to exchange eligible options for RSUs, and we will strictly enforce the offering period. We also reserve the right to reject any option tendered for exchange if either our stockholders do not approve the amendments to the Plans, or if we determine that the tendered option is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be May 18, 2012.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any option elected to be exchanged that we determine is not in the appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between MaxLinear and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may modify an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this offer, only in accordance with the provisions of this section. You may modify an election you previously made with respect to some or all of your eligible option grants at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, on May 18, 2012. If we extend the offer, you may withdraw your eligible option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on June 15, 2012 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.

To modify an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the offer or a valid new election indicating that you reject the offer with respect to all of your eligible option grants, while you still have the right to withdraw the eligible option grants:

Election Changes and Withdrawals via Offer Website

1.	Access MaxLinear’s offer website by going to https://maxlinear.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from stockadmin@maxlinear.com dated April 20, 2012.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of May 18, 2012, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of May 18, 2012 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible option grants you want to exchange pursuant to the offer.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate whether or not you want to exchange those eligible option grants pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Election Changes and Withdrawals via Fax

Alternatively, you may submit your change of election or withdrawal of your election via facsimile by doing the following:

1.	Properly complete, date and sign the election form attached to the email from Kishore Seendripu, Ph.D., our Chief Executive Officer and Chairman of the Board, dated April 20, 2012, announcing the offer; and

2.	Fax the properly completed election form to:

ATTN: Stock Administrator

MaxLinear, Inc.

Fax: (760) 444-8598

We must receive your properly completed and submitted election by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 18, 2012.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. Any eligible option grants that you do not withdraw will be bound pursuant to your prior election.

If you withdraw some or all of your eligible option grants, you may elect to exchange the withdrawn options again at any time on or before the expiration date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such eligible option grants by the expiration date. To reelect to exchange some or all of your eligible option grants, you must submit a new election to MaxLinear by the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election must be properly completed, signed (electronically or otherwise) and dated after your previously-submitted election and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election, any prior election with respect to such withdrawn options will be disregarded.

Neither we nor any other person are obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents, including any new elections, is at your risk. Only responses that are properly completed and actually received by MaxLinear by the deadline via MaxLinear’s offer website or by facsimile will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent MaxLinear from providing confirmation by email prior to the expiration of the offer.

6.	Acceptance of options for exchange and issuance of RSUs.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be May 18, 2012.

Please note that if you choose to participate in this offer, but some of your options are not “underwater” on the expiration date (i.e., the exercise price of your option is equal to or less than the closing price of MaxLinear’s Class A common stock on the expiration date) then those options will cease to be “eligible options,” your election with respect to those options will not be accepted, and you will keep those options in accordance with their original terms. You will not receive any RSUs or other benefit for those awards under this offer.

For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the eligible options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that are not validly withdrawn.

We will grant the RSUs on the RSU grant date, which is the same U.S. calendar day as the cancellation date. We expect the RSU grant date to be May 18, 2012. All RSUs will be granted under the 2010 Plan, and will be subject to an RSU agreement between you and MaxLinear. The number of RSUs you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. As soon as practicable after the expiration date, we will send you your RSU agreement. You will receive the shares subject to the RSUs if and when your RSUs vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange. Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, the vesting schedule, and other terms.

7.	Conditions of the offer.

The offer is subject to approval by our stockholders of the amendments to the Plans to permit this one-time Exchange Offer. We currently expect our stockholders to have their annual meeting on May 10, 2012, and we anticipate knowing whether or not our stockholders have approved this Exchange Offer and the amendments to the Plans by the offer’s expiration date. If MaxLinear’s stockholders do not approve the Exchange Offer and the amendments to the Plans, we will terminate this Exchange Offer and promptly return all tendered eligible options to eligible employees.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding Class A common stock and Class B common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding Class A common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional Class A common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us); or

•

Any rules or regulations by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to MaxLinear that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (See Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion before the expiration date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

The MaxLinear Class A common stock that underlies your options is traded on NYSE under the symbol “MXL.” The following table shows, for the periods indicated, the high and low sales prices per share of our Class A common stock as reported by the NYSE.

	High	Low
Fiscal Year Ended December 31, 2012
Second Quarter (through April 18, 2012)	$5.54	$4.95
First Quarter	$6.40	$4.65
Fiscal Year Ended December 31, 2011
Fourth Quarter	$6.41	$4.13
Third Quarter	$9.26	$4.86
Second Quarter	$9.68	$7.70
First Quarter	$12.83	$7.32
Fiscal Year Ended December 31, 2010
Fourth Quarter	$11.50	$9.30
Third Quarter	$14.71	$9.65
Second Quarter	$18.36	$13.01
First Quarter	$19.50	$17.56

On April 18, 2012, the last reported sale price of our Class A common stock, as reported by the NYSE, was $5.00 per share.

You should evaluate current market quotes for our Class A common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of RSUs.

Consideration.

We will issue RSUs in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. RSUs are equity awards under which MaxLinear promises to issue Class A common stock in the future, provided that the applicable vesting criteria are satisfied.

Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive RSUs for your exchanged options as described in Section 2 of this Offer to Exchange. You do not have to make any cash payment to MaxLinear to receive your RSUs or the Class A common stock upon vesting. Fractional RSUs will be rounded up to the nearest whole RSU on a grant-by-grant basis.

If we receive and accept tenders from eligible employees of all options eligible to be tendered subject to the terms and conditions of this offer, we will grant RSUs covering a total of approximately 1,330,135 shares of our Class A common stock, or approximately 6.0% of the total shares of our Class A common stock outstanding as of April 18, 2012.

General terms of RSUs.

RSUs will be granted under the 2010 Plan and subject to an RSU agreement (including any country-specific appendix thereto) between you and MaxLinear. RSUs are a different type of equity award than stock options. Therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tender for exchange; provided, however, that if your exchanged options contained change of control provisions, your RSUs granted in exchange for such options will contain identical change of control provisions. Your RSUs will have a new vesting schedule. Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of MaxLinear. Once you have been issued the shares of MaxLinear Class A common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The following description summarizes the material terms of the Plans. Our statements in this Offer to Exchange concerning the Plans and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans and the forms of RSU agreement under the 2010 Plan, which are available on the SEC website at www.sec.gov. The forms of RSU agreement under the 2010 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2010 Plan and the forms of RSU agreement are available on the SEC website at www.sec.gov and on the offer website at https://maxlinear.equitybenefits.com. To receive a copy of the 2010 Plan and the forms of RSU agreement please contact Stock Administrator at stockadmin@maxlinear.com.

We will promptly furnish to you copies of these documents upon request at our expense.

Equity Incentive Plans.

The 2010 Plan permits the granting of options, restricted stock, restricted stock units, performance units, performance shares, and stock appreciation rights. As of April 18, 2012, the number of shares of Class A common stock subject to options, RSUs and all awards (including options and RSUs) currently outstanding under the 2010 Plan was approximately 4,047,828 shares. As of April 18, 2012, the maximum number of shares available for future issuance under the 2010 Plan was 8,359,404 shares. The 2010 Plan is administered by the board of directors or a committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2010 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.

Our 2004 Plan permits the grant of options and stock purchase rights. As of April 18, 2012, the number of shares of Class B common stock subject to options currently outstanding under the 2004 Plan is 2,579,788 shares. The 2004 Plan currently is no longer in effect. As a result, no awards will be granted under the 2004 Plan in the future. However, the 2004 Plan continues to govern the terms and conditions of outstanding awards previously granted under it.

Purchase price.

The administrator of the 2010 Plan generally has the authority to determine the terms and conditions of awards granted under the 2010 Plan. RSUs granted under the 2010 Plan do not have a purchase price. As a result, you do not have to make any cash payment to MaxLinear to receive your RSUs or the common stock upon vesting.

Vesting.

The vesting applicable to awards granted under the 2010 Plan generally is determined by the administrator in accordance with the terms of the 2010 Plan. The RSUs granted under this offer will be subject to a set vesting schedule. Each of your RSU awards will be scheduled to vest according to the following schedule:

•	None of the RSUs will be vested on the RSU grant date.

•

With respect to eligible employees who are not MaxLinear executive officers, 1/12th of the RSUs granted in exchange will be scheduled to vest on each May 20, August 20, November 20, and February 20, beginning with the first such date falling more than 90 days after the RSU grant date.

•

With respect to executive officers of MaxLinear, 33% of the RSUs granted in exchange will vest on the first February 20, May 20, August 20, and November 20 following the first anniversary of the RSU grant date. Assuming the offer period is not extended, we would expect the first such vesting date to occur on May 20, 2013. The balance of the RSU award will vest in two installments on each anniversary of such initial vesting date.

•

If your service with us or our subsidiaries terminates for any reason before part or all of your RSU grant vests, the unvested part of your RSU grant will expire unvested and you will not be entitled to any shares of common stock from that part of your RSU grant. (See Section 1, “Eligibility,” below)

•

We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with MaxLinear or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each RSU vesting date will be rounded up to the nearest whole number of shares that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

•	After the RSUs vest, further continued service with us or our subsidiaries is not required to retain the common stock issued under the RSUs.

Example 1—Non-Officer Employee

Assume that an eligible employee who is not an executive officer of MaxLinear elects to exchange an Eligible Option covering 1,000 shares with an exercise price of $5.98 per share. Assume that on May 18, 2012 (the expected expiration date of the offer and expected cancellation date of the Eligible Option), the eligible employee surrenders the eligible option grant. In accordance with the 50% exchange ratio described above, the employee receives 500 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

41 shares will vest on August 20, 2012,

42 shares will vest on November 20, 2012,

42 shares will vest on February 20, 2013,

41 shares will vest on May 20, 2013,

42 shares will vest on August 20, 2013,

42 shares will vest on November 20, 2013,

41 shares will vest on February 20, 2014,

42 shares will vest on May 20, 2014,

42 shares will vest on August 20, 2014,

41 shares will vest on November 20, 2014,

42 shares will vest on February 20, 2015, and

42 shares will vest on May 20, 2015.

None of the RSUs will be vested on the date of grant. Approximately one-twelfth of the RSUs granted will be scheduled to vest every 3 months following the RSU grant date, but only if the eligible employee continues to provide services to MaxLinear or its subsidiaries through each respective vesting date.

Example 2—Officer Employee

Assume that an eligible employee who is an executive officer of MaxLinear elects to exchange an Eligible Option covering 1,000 shares with an exercise price of $5.98 per share. Assume that on May 18, 2012 (the expected expiration date of the offer and expected cancellation date of the Eligible Option), the eligible employee surrenders the eligible option grant. In accordance with the 50% exchange ratio described above, the employee receives 500 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

167 shares shall vest on May 20, 2013,

167 shares shall vest on May 20, 2014, and

166 shares shall vest on May 20, 2015.

None of the RSUs will be vested on the date of grant. Approximately 33% of the RSUs granted will vest on May 20, 2013 and the balance of the award will vest in two annual installments on each anniversary of May 20, 2013, but only if the eligible employee continues to provide services to MaxLinear or its subsidiaries through each respective vesting date.

RSUs that do not vest will be forfeited to MaxLinear at no cost to us.

Form of payout.

Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in an equivalent number of shares of our Class A common stock. MaxLinear will satisfy all tax and social insurance contributions withholding obligations with respect to RSUs in the manner specified in your RSU agreement and any country-specific appendix thereto.

Adjustments upon certain events.

Events occurring before the RSU grant date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if MaxLinear is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If MaxLinear is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our Class A common stock and Class B common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Class A common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our Class A common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of MaxLinear or its subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

Events occurring after the RSU grant date. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares, the administrator of the 2010 Plan may adjust (i) the number and class of shares that may be delivered under the 2010 Plan, (ii) the number, class, and price of Shares covered by each outstanding award granted under the 2010 Plan, and/or (iii) the numerical share limits under the 2010 Plan. In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of our Class A common stock and/or Class B common stock, or any other increase or decrease in the number of issued shares of our Class A common stock and/or Class B common stock effected without the receipt of consideration by us, our board of directors will make a proportionate adjustment in (i) the number and class of shares that may be delivered under the 2004 Plan, and (ii) the number and price of shares covered by each outstanding award under the 2004 Plan.

In the event of a merger or change in control (as defined in the 2010 Plan) of MaxLinear, awards granted under the 2010 Plan will be treated in accordance with the terms and conditions set forth in the 2010 Plan and award agreement under the 2010 Plan to which the awards are subject. Generally, the administrator determines how the awards will be treated. However, if the successor corporation does not assume or substitute for the award, the award holder will fully vest in the award and, with respect to options, have the right to exercise such options. Also, with respect to options granted under the 2010 Plan, the administrator will notify the option holder that the option will be exercisable for a period of time that the administrator determines, and thereafter the option will terminate. Further, awards held by outside directors of the Company that are assumed or substituted for will become fully vested (and with respect to options, exercisable), if such outside director’s service is terminated other than as a result of voluntary resignation.

In the event of a merger or change in control (as defined in the 2004 Plan) of MaxLinear, outstanding awards under the 2004 Plan will be assumed or substituted for. In addition to or in lieu of assumption of or substitution for the awards, with respect to options, our board of directors may provide notice that such options will become fully vested and exercisable for a period of time and then terminate thereafter.

Transferability.

Unless the Administrator indicates otherwise in your award agreement, RSUs generally may not be transferred, other than by will or the laws of descent and distribution.

Registration and sale of shares underlying RSUs.

All of MaxLinear’s shares of Class A common stock issuable upon the vesting of the RSUs to be granted under the 2010 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of MaxLinear for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the U.S., but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you reside in or are subject to tax in China, Hong Kong, Japan, the Republic of Korea, or Taiwan, see Schedules C through G of this Offer to Exchange for the tax, social insurance and other legal consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.	Information concerning MaxLinear.

We are a provider of highly integrated, radio-frequency analog and mixed-signal semiconductor solutions for broadband communications applications. Our high performance radio-frequency, or RF, receiver products capture and process digital and analog signals to be decoded for various applications. These products include both RF receivers and RF receiver systems-on-chip, or SoCs, which incorporate our highly integrated radio system architecture and the functionality necessary to demodulate broadband signals. Our current products enable the reception of broadband data and video content in a wide range of electronic devices, including cable and terrestrial set top boxes, DOCSIS voice and data cable modems, digital televisions, mobile handsets, personal computers, netbooks and in-vehicle entertainment devices.

Questions regarding this offer should be directed to:

MaxLinear Stock Option Exchange Call Center

Phone: (760) 692-0711, Ext. 228

Email: stockadmin@maxlinear.com

Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our current directors and executive officers as of April 18, 2012 is attached to this Offer to Exchange as Schedule A. Our executive officers (other than Kishore Seendripu, Ph.D., our Chairman and Chief Executive Officer, and Curtis Ling, Ph.D., our Chief Technical Officer) are eligible to participate in the proposed exchange program. However, each member of our board (including any member who is also an employee) is excluded and not eligible to participate in the proposed exchange program. As of April 18, 2012, our named executive officers and directors (13 persons) as a group held options unexercised and outstanding under the Plans to purchase a total of 1,907,852 of our shares, which represented approximately 40.6 % of the shares subject to all options outstanding under the Plans as of that date.

The following table below sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding under the Plans as of April 18, 2012. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our Class A common stock and/or our Class B common stock under the Plans, as applicable, which were 4,694,608 as of April 18, 2012.

Name	Position	Number of Options Outstanding To Purchase Class A Common Stock	Number of Options Outstanding To Purchase Class B Common Stock	Percentage of Total Outstanding Options (%)
Kishore Seendripu, Ph.D.	Director, President and Chief Executive Officer	60,000	312,149	7.92
Adam C. Spice	Chief Financial Officer	305,000	—	6.49
Curtis Ling, Ph.D.	Director and Chief Technical Officer	32,000	86,470	2.52
Michael C. Kastner	Vice President, Sales	12,000	226,081	5.07
Michael J. LaChance	Vice President, Operations	90,000	—	1.92
Justin Scarpulla	Chief Accounting Officer and Controller	—	—	—
Madhukar Reddy, Ph.D.	Vice President, IC and RF Systems Engineering	36,000	340,133	8.01
Brian Sprague	Vice President and General Manager, Broadband and Consumer Products	137,500	—	2.93
Thomas E. Pardun	Director	32,006	34,575	1.42
Steven C. Craddock	Director	38,770	—	*
David Liddle, Ph.D.	Director	32,006	—	*
Albert J. Moyer.	Director	32,006	34,575	1.42
Donald E. Schrock.	Director	32,006	34,575	1.42

*	Less than 1%.

To the best of our knowledge, neither we, nor any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving our Class A common stock, Class B common stock or options to purchase our Class A common stock or Class B common stock during the past sixty (60) days before and including April 18, 2012.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, to the extent they were granted under the 2004 Plan or 2010 Plan, the shares subject to those options will be returned to the pool of shares available for grants of RSUs under the offer. To the extent shares returning to the 2010 Plan are not fully reserved for issuance upon receipt of the RSUs to be granted in connection with the offer, the shares will be available for future equity awards to employees and other eligible 2010 Plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

As of January 1, 2006, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, we will recognize incremental compensation expense, if any, resulting from the RSUs granted in the offer. The incremental compensation cost will be measured as the excess of the fair value of each RSU granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in exchange for the RSUs, measured immediately prior to the exchange. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited RSUs will not be recognized.

Pursuant to the accounting standards in effect under Topic 718, we may be required to recognize additional compensation expense to the extent the RSUs have a greater value than the exchanged options they replace. The offer with respect to all eligible options is considered a modification of those options exchanged in the offer for financial reporting purposes. As a result, MaxLinear will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set before the exchange program began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of RSUs as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NYSE listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for RSUs pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for RSUs under the offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the shares subject to the RSUs vest at which time they can no longer be forfeited and we will deliver the shares to you. At the same time, MaxLinear will also typically have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the RSUs granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU agreement, including, in the Company’s discretion, through a cash payment rather than through the sale of shares. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if your RSUs constitute “deferred compensation” within the meaning of Section 409A and (1) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by 6 months in order to allow you to avoid the imposition of additional taxation under Section 409A.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options.

Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than 3 months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

This offer is currently expected to remain open for 29 days. If we extend this offer such that it is open for 30 days or more, eligible incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (April 20, 2012) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than 2 years from the date this offer commenced (April 20, 2012) (i.e., the date of the deemed modification) and more than 1 year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a citizen or resident of more than one country, transferred employment to another country since the date your eligible options were granted or are considered a resident of another country for local law purposes, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the RSUs are granted to you pursuant to the offer, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the RSUs as a replacement grant). We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

If you reside in or are subject to taxation in China, Hong Kong, Japan, the Republic of Korea, or Taiwan please refer to Schedules C through G of this Offer to Exchange for a description of the tax and social insurance consequences of participating in this offer. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after the start of, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 2 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Our annual report on Form 10-K for our fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012;

•	Our definitive proxy statement on Schedule 14A for our 2012 annual meeting of stockholders, filed with the SEC on March 21, 2012;

•	Our current reports on Form 8-K filed with (but not furnished to) the SEC; and

•

The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on March 18, 2010, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:

MaxLinear Stock Option Exchange Call Center

Phone: (760) 692-0711, Ext. 228

Email: stockadmin@maxlinear.com

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial information.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2011, is incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2011. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value per share of $4.75 on December 31, 2011.

We had no “fixed charges” as defined in Item 503(d) of Regulation S-K for the year ended December 31, 2011, and the year ended December 31, 2010.

19.	Miscellaneous.

We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

MaxLinear, Inc.

April 20, 2012

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF MAXLINEAR, INC.

The directors and executive officers of MaxLinear, Inc. as of April 20, 2010, are set forth in the following table:

Name	Position and Offices Held
Kishore Seendripu, Ph.D.	Director, President and Chief Executive Officer
Adam C. Spice	Chief Financial Officer
Curtis Ling, Ph.D.	Director and Chief Technical Officer
Michael C. Kastner	Vice President, Sales
Michael J. LaChance	Vice President, Operations
Justin Scarpulla	Chief Accounting Officer and Controller
Madhukar Reddy, Ph.D.	Vice President, IC and RF Systems Engineering
Brian Sprague	Vice President and General Manager, Broadband and Consumer Products
Thomas E. Pardun	Director
Steven C. Craddock	Director
David Liddle, Ph.D.	Director
Albert J. Moyer.	Director
Donald E. Schrock.	Director

The address of each executive officer and director is:

MaxLinear, Inc.

2051 Palomar Airport Road, Suite 100

Carlsbad, California 92011

Our executive officers (other than Kishore Seendripu, Ph.D., our Chairman and Chief Executive Officer, and Curtis Ling, Ph.D., our Chief Technical Officer) are eligible to participate in this offer. However, each member of our board (including any member who is also an employee) is excluded and not eligible to participate in the proposed exchange program.

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SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF MAXLINEAR, INC.

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Report on Form 10-K for the period ended December 31, 2011. The consolidated statement of operations data, and the consolidated balance sheet data are derived from audited consolidated financial statements included in our Annual Reports on Form 10-K.

	Years Ended December 31,
	2011	2010		2009		2008	2007
	(in thousands, except per share amounts)
Consolidated Statement of Operations Data:
Net revenue	$71,937	$68,701		$51,350		$31,331	$9,696
Cost of net revenue	26,616	21,560		17,047		12,675	4,896
Gross profit	45,321	47,141		34,303		18,656	4,800
Operating expenses:
Research and development	40,156	27,725		19,790		14,310	9,924
Selling, general and administrative	20,178	15,912		9,921		6,356	4,296
Total operating expenses	60,334	43,637		29,711		20,666	14,220
Income (loss) from operations	(15,013)	3,504		4,592		(2,010)	(9,420)
Interest income	292	326		51		179	654
Interest expense	(69)	(29)		(52)		(74)	(78)
Other income (expense), net	(241)	(58)		(32)		(9)	135
Income (loss) before income taxes	(15,031)	3,743		4,559		(1,914)	(8,709)
Provision (benefit) for income taxes	6,993	(6,371)		230		—	—
Net income (loss)	(22,024)	10,114		4,329		(1,914)	(8,709)
Net income allocable to preferred stockholders	—	(1,215	)(1)	(3,691	)(1)	—	—
Net income (loss) attributable to common stockholders	$(22,024)	$8,899		$638		$(1,914)	$(8,709)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.68)	$0.33		$0.06		$(0.19)	$(0.93)
Diluted	$(0.68)	$0.30		$0.06		$(0.19)	$(0.93)
Shares used to compute net income (loss) per share attributable to common stockholders:
Basic	32,573	26,743		10,129		9,861	9,364
Diluted	32,573	29,478		11,512		9,861	9,364

(1)	Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate net income allocable to preferred stockholders and net income (loss) attributable to common stockholders, including the method used to calculate the number of shares used in the computation of the per share amounts.

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SCHEDULE C

GUIDE TO TAX ISSUES IN THE PEOPLE’S REPUBLIC OF CHINA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to tax in the People’s Republic of China (“PRC”). This summary is based on the tax laws in effect in the PRC as of April 2012. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out-of-date on the expiration date, the date of the RSU grant, when the RSUs vest or you sell shares acquired upon vesting of the RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the Offer to Exchange and grant of RSUs in the PRC.

If you are a citizen or resident of another country (or are considered as such for local law purposes) or if you transferred employment to another country after the eligible options were granted to you, the information contained in this supplement may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of the eligible options for the grant of RSUs pursuant to the Offer to Exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs

When the RSUs vest you will be subject to income tax at your marginal income tax rate. The taxable amount will be the fair market value of the shares acquired at vesting. Social insurances contributions likely will not be due on the taxable income.

Due to exchange control restrictions in China, if you are a PRC national residing in the PRC, you will be required to immediately sell a number of shares through a mandatory sale with MaxLinear’s designated broker arranged by MaxLinear on your behalf equal in value to the income taxes or other taxes due on the RSUs at vesting. The remaining shares underlying your vested RSUs (net of any income tax withholding) will be issued to you, provided, however, if your service with MaxLinear or a subsidiary is terminated, you must sell the remaining shares no later than three (3) months after you cease to provide active service to MaxLinear or one of its subsidiaries. If you have not sold any shares obtained upon the vesting of the RSUs within three (3) months after you cease to provide services to MaxLinear or a subsidiary is terminated, you agree that MaxLinear is authorized to instruct its designated broker to assist with a mandatory sale of such shares on your behalf, and you expressly authorize MaxLinear’s designated broker to complete the sale of such shares. Upon the sale of the shares, the proceeds, less any broker’s fees or commissions, will be remitted to you in accordance with any applicable exchange control laws and regulations.

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Sale of Shares

When you subsequently sell any shares acquired under the 2010 Plan (including any shares immediately sold upon vesting to cover any income tax withholding obligation), you will be subject to capital gains tax on any gain realized from the sale. The taxable amount will be difference between the sale price and the fair market value of the shares at vesting.

Withholding and Reporting

Your employer is required to withhold and report income tax and may be required to withhold and report social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you vest in your RSUs. As set forth above, a number of shares equal to the income taxes or other taxes due at vesting of the RSUs will immediately be sold through a mandatory sale with MaxLinear’s designated broker arranged by MaxLinear on your behalf.

Other Information

Exchange Control Restriction

To facilitate compliance with exchange control regulations in the PRC, if you are a PRC national, you are required to repatriate the proceeds from the sale of the remaining shares to the PRC. This repatriation will occur through a special exchange control account in China established by MaxLinear or your employer to which the proceeds will be transferred prior to being delivered to you. The proceeds may be paid to you in either U.S. dollars or in local currency, and if paid in U.S. dollars, you must set up a U.S. dollar account in China so that the proceeds may be deposited into the account. If the proceeds are paid to you in local currency, MaxLinear is under no obligation to secure any particular currency conversion rate. Local exchange control requirements may cause MaxLinear delays in converting the proceeds to local currency, and you will bear any currency fluctuation risk between the time the shares are sold and the time the proceeds are converted into local currency and delivered to you.

You must comply with all exchange control laws in the PRC. The law in this area changes frequently, and you are urged to consult with a personal legal advisor before your RSUs vest.

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SCHEDULE D

GUIDE TO TAX ISSUES IN HONG KONG

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of April 2012. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. As a result, the information contained in this summary may be out-of-date on the expiration date, the date of the RSU grant, when the RSUs vest or you sell shares acquired upon vesting of the RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the Offer to Exchange and grant of RSUs in Hong Kong.

If you are a citizen or resident of another country (or are considered as such for local law purposes) or if you transferred employment to another country after the eligible options were granted to you, the information contained in this supplement may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

The tax treatment of the exchange of eligible options for RSUs is uncertain in the absence of clear authority under Hong Kong tax law; however, you likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the Offer to Exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs

When your RSUs vest you will be subject to income tax at your marginal rate but not Mandatory Provident Fund contributions. The taxable amount will be the fair market value of the shares acquired at vesting. If the alternative standard rate of salaries tax on all income without deduction is more favorable than your marginal rate, you will be taxed at the standard rate.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the RSUs, you will not be subject to tax on any gain you realize.

Withholding and Reporting

Your employer is not required to withhold income tax at the vesting of the new RSUs. However, your employer will report the income recognized at vesting to the Inland Revenue Department on its annual employer’s Return of Remuneration and Pensions. You are responsible for reporting and paying any tax resulting from the vesting of the new RSUs.

D-1

Other Information

SECURITIES WARNING:

The Offer to Exchange, your Election Form, any Disclosure Documents, the 2010 Plan, and your RSU agreement (including any country-specific appendix thereto) do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of MaxLinear or its subsidiaries. The Disclosure Documents you receive with the Offer to Exchange have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the Disclosure Documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any new RSUs that you may receive for the exchange of eligible options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the 2010 Plan, the RSU agreement, including any country-specific appendix thereto, you should consult with your personal legal counsel, accountant, financial and/or tax advisors.

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SCHEDULE E

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to tax in Japan. This summary is based on the tax laws in effect in Japan as of April 2012. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. As a result, the information contained in this summary may be out-of-date on the expiration date, the date of the RSU grant, when the RSUs vest or you sell shares acquired upon vesting of the RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the Offer to Exchange and grant of RSUs in Japan.

If you are a citizen or resident of another country (or are considered as such for local law purposes) or if you transferred employment to another country after the eligible options were granted to you, the information contained in this supplement may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

The Japanese tax treatment of the exchange of eligible options for RSUs is uncertain in the absence of clear authority under Japanese tax law; however, you likely will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the Offer to Exchange. We strongly recommend that you consult your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the potential tax consequences of participating in the Offer to Exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs

When the RSUs vest, you will be subject to income tax but will not be subject to social insurance contributions. The taxable amount will be the fair market value of the shares acquired at vesting. This income will likely be characterized as remuneration income and taxed at your progressive rate.

Sale of Shares

When you subsequently sell any shares acquired pursuant to your RSUs, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares at vesting. You may be eligible for a reduced tax rate if certain conditions are met. Please consult with your personal tax advisor to find out if you are eligible for a reduced rate.

Withholding and Reporting

Your employer is not required to withhold or report tax at the vesting of the new RSUs or your subsequent sale of the shares. You are responsible for reporting and paying any tax resulting from the exchange of eligible options, the grant and vesting of the RSUs and the sale of shares.

E-1

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of their participation in an equity incentive plan, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income. Furthermore, the tax authorities have proposed certain tax reporting by the employer with respect to income from RSUs which may take effect in 2013.

E-2

SCHEDULE F

GUIDE TO TAX ISSUES IN THE REPUBLIC OF KOREA

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to tax in Korea. This summary is based on the tax laws in effect in Korea as of April 2012. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. As a result, the information contained in this summary may be out-of-date on the expiration date, the date of the RSU grant, when the RSUs vest or you sell shares acquired upon vesting of the RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the Offer to Exchange and grant of RSUs in Korea.

If you are a citizen or resident of another country (or are considered as such for local law purposes) or if you transferred employment to another country after the eligible options were granted to you, the information contained in this supplement may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the Offer to Exchange.

Grant of RSUs

You will not be subject to tax when the new RSUs are granted to you.

Vesting of RSUs

When the RSUs vest, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). The taxable amount will be the fair market value of the shares acquired at vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting of the RSUs, you will be subject to capital gains tax. The taxable amount is the difference between the sale price and the fair market value of the shares at vesting, unless the amount of shares (and any other MaxLinear shares) sold in that year is less than the exempt amount. Any gain you realize on stock assets that exceeds the exempt amount will be subject to capital gains tax. You will not be subject to the securities transaction tax when you sell the shares.

Withholding and Reporting

Your employer is not required to withhold or report income tax when the new RSUs vest, but may be required to withhold social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You are responsible for reporting and paying any income tax resulting from the vesting of the new RSUs and the sale of your shares.

F-1

You must file a tax return with the National Tax Service and pay any applicable tax by May 31 of the year following the year the income is received. Alternatively, you may join a taxpayer’s association whereby you routinely report your overseas income, in which case you will be eligible for a tax deduction.

Other Information

Exchange Control Information

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within eighteen months of the sale. It is your responsibility to comply with this regulation.

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SCHEDULE G

GUIDE TO TAX ISSUES IN TAIWAN

The following is a general summary of the material tax and other consequences of the voluntary cancellation of eligible options in exchange for the grant of RSUs pursuant to the Offer to Exchange for Eligible Employees subject to tax in Taiwan. This summary is based on the tax laws in effect in Taiwan as of April 2012. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. As a result, the information contained in this summary may be out-of-date on the expiration date, the date of the RSU grant, when the RSUs vest or you sell shares acquired upon vesting of the RSUs. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) regarding the tax consequences of the Offer to Exchange and grant of RSUs in Taiwan.

If you are a citizen or resident of another country (or are considered as such for local law purposes) or if you transferred employment to another country after the eligible options were granted to you, the information contained in this supplement may not be applicable to you. Accordingly, you are strongly encouraged to consult with your personal legal counsel, accountant, financial and/or tax advisor(s) as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the grant of RSUs pursuant to the Offer to Exchange.

Grant of RSUs

You will not be subject to tax when the RSUs are granted to you.

Vesting of RSUs

When the RSUs vest, you will be subject to income tax, but not social insurance contributions. The taxable amount will be the fair market value of the shares acquired at vesting.

Sale of Shares

When you subsequently sell shares acquired under the 2010 Plan, you will not be subject to tax on any gain you realize. However, any income you derive from the sale of your shares (i.e., income from foreign sources) will be includible as part of your basic income for purposes of calculating your alternative minimum tax (“AMT”) under the AMT regime.

Withholding and Reporting

Your employer is required to withhold income tax by the tenth day of the month following the month of vesting, and report the details of the vesting of your RSUs to the tax authorities annually in its withholding statement by the end of January in the year following the year of vesting. You are responsible for reporting the income and paying any difference between your actual tax liability and any amount withheld, and any tax due upon the sale of your shares.

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